     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1996

                                                 REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NICHOLS RESEARCH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                      DELAWARE                                              63-0713665
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                    ORGANIZATION)                            (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                            ------------------------

                          4040 SOUTH MEMORIAL PARKWAY
                           HUNTSVILLE, ALABAMA 35802
                                 (205) 883-1140
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                CHRIS H. HORGEN
                          4040 SOUTH MEMORIAL PARKWAY
                           HUNTSVILLE, ALABAMA 35802
                                 (205) 883-1140
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    JOHN R. WYNN                                       JOHN D. CAPERS, JR.
          LANIER FORD SHAVER & PAYNE, P.C.                               KING & SPALDING
                   P.O. BOX 2087                                       191 PEACHTREE STREET
             HUNTSVILLE, ALABAMA 35804                             ATLANTA, GEORGIA 30303-1763

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM  PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING    AMOUNT OF
              TO BE REGISTERED               REGISTERED(1)     PER UNIT(2)         PRICE(2)     REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......    1,150,000         $29.00         $33,350,000        $11,500
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

(1) Includes 150,000 shares which the Underwriters have an option to purchase solely to cover over-allotments, if any.

(2) Based solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1993.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 25, 1996

                                1,000,000 SHARES

                      (LOGO) NICHOLS RESEARCH CORPORATION
                                  COMMON STOCK
                            ------------------------

     Of the 1,000,000 shares of Common Stock being offered hereby, 968,700 shares are being offered by Nichols Research Corporation (the "Company"), and 31,300 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the net proceeds from the sale of Common Stock by the Selling Stockholders.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "NRES." On July 24, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $28.75 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                                                   PROCEEDS TO
                                 PRICE TO       UNDERWRITING     PROCEEDS TO        SELLING
                                  PUBLIC         DISCOUNT(1)      COMPANY(2)     STOCKHOLDERS(2)
- -------------------------------------------------------------------------------------------------
Per Share....................         $               $                $                $
- -------------------------------------------------------------------------------------------------
Total(3).....................         $               $                $                $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.

(2) Before deducting expenses of the Offering payable by the Company, estimated to be $300,000 (including certain expenses payable on behalf of the Selling Stockholders).

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          , and
    $          , respectively. See "Underwriting."

                            ------------------------

     The Common Stock is offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them, subject to their right to reject orders, in whole or in part, and subject to certain other conditions. It is anticipated that delivery of the certificates
representing the Common Stock will be made on or about             , 1996.

THE ROBINSON-HUMPHREY COMPANY, INC.
                            OPPENHEIMER & CO., INC.
                                                             FERRIS, BAKER WATTS
                                                          INCORPORATED

            , 1996

                         Chart described in Appendix A
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus and incorporated by reference herein. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The Company's fiscal year ends on August
31. References to fiscal years by date refer to the fiscal year ending August 31 of that calendar year; for example, "fiscal 1996" began on September 1, 1995 and ends on August 31, 1996. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Actual events or results could differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, those discussed in "Risk Factors" and the matters set forth or incorporated by reference in the Prospectus generally. All references to contract awards in this Prospectus are with respect to the initial amounts awarded under the contract, including options.

                                  THE COMPANY

     Nichols Research Corporation (the "Company" or "NRC") is a leading provider of technical and information technology ("IT") services, including information processing, systems development and systems integration. The Company provides these services to a wide range of clients, including the Department of Defense ("DOD"), other federal agencies, state and local governments, healthcare and insurance organizations, and other commercial enterprises. The Company's target markets are large and growing. In 1995, U.S. Government information technology spending was approximately $25 billion and is expected to grow at an average annual rate of between 3% and 6% over the next few years, while the total commercial information technology market was approximately $173 billion and is expected to grow at an average annual rate of approximately 14% over the next five years.

     The Company's substantial expertise and capabilities in a wide range of technologies have been built through a 20-year period of providing advanced development, scientific and application services to U.S. military programs, including air defense systems, strategic and theater missile defense systems, and weapons development programs. These activities have allowed the Company to build and maintain a foundation of advanced technical skills in large scale computer integration, massively parallel computing, supercomputer development, high speed data integration and networking, real-time database management, virtual reality systems and simulations, and computer networks. The Company's advanced technical capabilities gained while performing services for mission critical federal projects have allowed the Company to expand its business with U.S. military programs. In addition, the Company has used these advanced technical capabilities to expand the market for its services to healthcare and insurance businesses and other commercial industries. Today, the Company addresses the technology needs of a diverse customer base by applying its state-of-the-art technical capabilities in commercial systems integration, simulation, software development and client-server architectures, including SAP(R)(TM) consulting. Although the Company's traditional military technology business has continued to grow, other growing markets for the Company's services now represent approximately 45% of the Company's revenues.

     In order to better execute its business strategy, the Company was recently organized into the following four strategic business units focused on four broad markets served by the Company:

     NICHOLS FEDERAL provides technical services to U.S. defense agencies. For the nine months ended May 31, 1996, Nichols Federal produced approximately 55% of the Company's revenues.

     NICHOLS INFOFED provides information services and systems integration to federal, state and local governmental agencies. For the nine months ended May 31, 1996, Nichols InfoFed produced approximately 25% of the Company's revenues.

     NICHOLS INFOTEC provides information services and systems integration to commercial customers, other than healthcare and insurance industry customers. For the nine months ended May 31, 1996, Nichols InfoTec produced approximately 13% of the Company's revenues.

     NICHOLSELECT provides information services and systems integration to the healthcare and insurance industries. For the nine months ended May 31, 1996, NicholSELECT produced approximately 7% of the Company's revenues.

     The Company's business strategy consists of three key elements: (i) maintain the Company's leadership in technology; (ii) apply the Company's technology to create solutions for new clients; and (iii) make strategic acquisitions and form alliances to expand the business of the Company and gain industry knowledge. As part of its business strategy, the Company has successfully completed seven strategic acquisitions and alliances since September 1, 1994, most of which have centered on the IT and healthcare information services markets.

     The executive offices of the Company are located at 4040 South Memorial Parkway, Huntsville, Alabama 35802, and its telephone number is (205) 883-1140.

                              RECENT DEVELOPMENTS

     In fiscal 1996, the Company was awarded two high performance computing modernization contracts (the "HPCM Contracts") in the aggregate amount of $313 million by the U.S. Army Information Systems Selection and Acquisition Agency. Under these contracts, the Company will supply computer hardware and software, provide maintenance and systems integration and provide Internet services to DOD shared resource centers located in Dayton, Ohio and Vicksburg, Mississippi. These shared resource centers will offer government scientists and engineers access to state-of-the-art high performance computing and communications capabilities. These awards establish the Company as a leader in systems integration of high performance computers. The U.S. Government is expected to award a total of only four such contracts under a program to modernize its shared computer resources.

     On May 31, 1996, the Company acquired Advanced Marine Enterprises, Inc. ("AME"), a naval architecture and marine technical services firm headquartered in Arlington, Virginia. For its year ended May 31, 1996, AME had $35.5 million in revenues. The acquisition provides the Company an opportunity to expand its business relationship with the U.S. Navy.

                                  THE OFFERING

Common Stock Offered By:
  The Company................................  968,700 shares
  Selling Stockholders.......................  31,300 shares
          Total..............................  1,000,000 shares
Common Stock to be Outstanding after the
  Offering...................................  7,482,816 shares(1)
Use of Proceeds by the Company...............  To repay up to $14.5 million of indebtedness under its existing bank credit facility which
                                               will provide the Company with flexibility to
                                               finance the working capital requirements
                                               under the Company's systems integration
                                               contracts, for general corporate purposes and
                                               for potential acquisitions.
Nasdaq National Market Symbol................  NRES

- ---------------

(1) Does not include 891,261 shares of Common Stock issuable upon the exercise of outstanding options and 1,016,737 shares reserved for issuance pursuant to future grants under the Company's stock options plans at May 31, 1996.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                               YEARS ENDED AUGUST 31,                               NINE MONTHS ENDED MAY 31,
                        ---------------------------------------------------------------------   ---------------------------------
                                                                                       PRO                                 PRO
                                               HISTORICAL                           FORMA(1)         HISTORICAL         FORMA(1)
                        ---------------------------------------------------------   ---------   ---------------------   ---------
                          1991        1992        1993        1994        1995        1995        1995        1996        1996
                        ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                            (IN THOUSANDS EXCEPT SHARE DATA)               (UNAUDITED)
STATEMENT OF INCOME
  DATA:
Revenues..............    $90,932    $117,205    $159,112    $143,153    $170,331   $200,816     $116,848    $153,202   $181,073
Operating profit......      6,445       8,587      10,374       9,459       9,830     10,799        7,035       9,588     10,370
Net income............      4,657       5,906       7,049       6,506       7,202      7,687        5,133       6,441      6,879
Net income per common
  share...............    $   .90    $    .98    $   1.13    $   1.05    $   1.15   $   1.21     $    .83    $    .96   $   1.01
Weighted average
  number of common
  shares and common
  equivalent shares
  outstanding.........  5,186,950   6,052,246   6,253,129   6,205,309   6,279,109   6,351,153   6,211,111   6,741,527   6,813,571

                                                                                      MAY 31, 1996
                                                                                       (UNAUDITED)
                                                                                -------------------------
                                                                                 ACTUAL    AS ADJUSTED(2)
                                                                                --------   --------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............................................................  $ 40,815      $ 66,973
Total assets..................................................................   127,686       139,344
Short-term debt...............................................................    15,691         1,191
Long-term debt (excluding current maturities).................................     4,493         4,493
Stockholders' equity..........................................................    78,888       105,046

- ---------------

(1) On May 31, 1996, the Company acquired all of the outstanding capital stock of AME for approximately $17.5 million, including 72,044 shares of the Company's Common Stock. The pro forma statement of income data assumes the acquisition of AME as of September 1, 1994, and reflects amortization of goodwill over 15 years and net additional interest expense, offset by related tax effects. The pro forma data does not reflect the potential acquisition of TXEN as described below.
(2) As adjusted to give effect to the sale of the 968,700 shares offered by the Company at an assumed public offering price of $28.75 per share and the application of the net proceeds therefrom.

     The Company owns a 19.9% interest in TXEN, Inc. ("TXEN"), an information systems and services company in the managed healthcare industry, with revenues in its fiscal year ended June 30, 1995 of $4.7 million. The Company has an option to purchase the remaining 80.1% of TXEN beginning in July 1997. If the option is exercised, the purchase price will be based on TXEN's audited net income for the fiscal year ended June 30, 1997, multiplied by a multiple that is 77.5% of NRC's average price/earnings multiple from March 1, 1997 to June 30, 1997, with a minimum multiple of 14.7 and a maximum multiple of 27.1. Because the purchase price will be based on a discount of the Company's price/earnings multiple, the Company believes that the acquisition of the remaining 80.1% of TXEN is likely to be accretive to the Company's net income per common share for the four quarters preceding the date of acquisition. If the acquisition would be dilutive to net income per common share, the Company would consider such dilution, together with other relevant financial and strategic considerations, in deciding whether to exercise its option. The Company believes that the acquisition of the remaining 80.1% of TXEN is probable. Included elsewhere in this Prospectus are audited annual and certain unaudited interim financial statements of TXEN and certain pro forma financial information of the Company based on a hypothetical earnings level and purchase price calculation for TXEN. The pro forma impact of such transaction on the Company's results for the year ended August 31, 1995, and for the nine months ended May 31, 1996, would be dilutive to net income per common share by $.23 and $.22, respectively.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. Actual events or results could differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, the risks detailed herein and the matters set forth or incorporated by reference in the Prospectus generally.

CONCENTRATION OF REVENUE

     Approximately 81%, 92% and 96% of the Company's total revenues in fiscal 1995, fiscal 1994 and fiscal 1993, respectively, and approximately 80% of the Company's total revenues for the nine months ended May 31, 1996, were derived from contracts or subcontracts funded by the U.S. Government. These U.S. Government contracts include contracts funded by DOD military weapons systems that account for approximately 69%, 85% and 82% of the Company's total revenues in such years, respectively, and 55% of the Company's total revenues for the nine months ended May 31, 1996. The Company believes that the success and development of its business will continue to be dependent upon its ability to participate in U.S. Government contract programs. Accordingly, the Company's financial performance may be directly affected by changing U.S. Government procurement practices and policies. Other factors that could materially and adversely affect the Company's government contracting business and programs include budgetary constraints, changes in fiscal policies or available funding, changes in government programs or requirements, including proposals to abolish certain government agencies or departments, curtailing of the U.S. Government's use of technology services firms, the adoption of new laws or regulations, technological developments and general economic conditions. These factors could cause U.S. Government agencies to exercise their rights to terminate existing contracts for convenience or not to exercise options to renew such contracts.

     In addition, certain of the Company's contracts individually contribute a significant percentage of the Company's revenues. For the nine months ended May 31, 1996, the Company's largest contract (by revenues) was a contract with the U.S. Army Space and Strategic Defense Command, which generated approximately 13% of the Company's total revenues for such period. The Company's five largest contracts (by revenues) generated approximately 43% of the Company's total revenues for such period. Given the recent award of the $313 million HPCM Contracts, the Company expects revenues to continue to be concentrated in a relatively small number of large U.S. Government contracts. Termination of such contracts, or the Company's inability to renew or replace such contracts when they expire, could materially and adversely affect the Company.

RISK OF REDUCTIONS OR CHANGES IN MILITARY WEAPONS EXPENDITURES

     The U.S. military weapons budget has been declining in real terms since the mid-1980s, resulting in some cases in program delays, extensions and cancellations. Historically, a majority of the Company's revenues (55% for the nine months ended May 31, 1996) are related to U.S. military weapons systems. A further significant decline in U.S. military expenditures for weapons systems, or a reduction in the weapons systems portion of the defense budget, could materially and adversely affect the Company. The loss or significant curtailment of the Company's U.S. military contracts would materially and adversely affect the Company.

     Approximately 33% of the Company's revenues in fiscal 1995 were from contracts related to Ballistic Missile Defense ("BMD"), compared to 44% of revenues in fiscal 1994 and 53% of revenues in fiscal 1993 from such contracts. For the nine months ended May 31, 1996, 29% of the Company's revenues were from such contracts. Strategic defense has existed for more than 26 years as a mission of DOD through activities such as the BMD program. If a decision were made to reduce substantially the scope of current BMD programs, management believes that many national and theater missile defense programs would continue to be funded by the U.S. Army and Air Force, and other DOD agencies. While the Company has expanded into other markets, a decision to reduce significantly or eliminate missile defense funding would have an adverse effect on the Company's revenues and income.

UNCERTAINTY ASSOCIATED WITH GOVERNMENT CONTRACTS

     The Company performs its services under U.S. Government contracts that usually require performance over a period of one to five years. Long-term contracts may be conditioned upon continued availability of Congressional appropriations. Variances between anticipated budgets and Congressional appropriations may result in delay, reduction or termination of such contracts. Contractors can experience revenue uncertainties with respect to available contract funding during the first quarter of the government's fiscal year beginning October 1, until differences between budget requests and appropriations are resolved.

     The Company in the ordinary course of business occasionally performs under contracts for which funding authorization from the U.S. Government has either expired or not been obtained. No assurance can be given that the Company will realize the revenue expected from performing under such contracts. Furthermore, the Company's allowable contract costs and fees under U.S. Government contracts are subject to audit by the Defense Contract Audit Agency ("DCAA"). Audits may result in nonreimbursement of some contract costs and fees. To date, the Company has experienced no material adjustments as a result of audits by the DCAA. The DCAA has not completed audits on the Company's contracts for fiscal years 1994 and 1995.

     The Company's contracts with the U.S. Government and its prime contractors are subject to termination, in whole or in part, either upon default by the Company or at the convenience of the government. The termination for convenience provisions generally entitle the Company to recover costs incurred, settlement expenses and profit on work completed prior to termination.

     Because the Company contracts to supply goods and services to the U.S. Government, it is also subject to other risks, including contract suspensions, protests by disappointed bidders of contract awards which can result in the re-opening of the bidding process and changes in government policies or regulations.

CONTRACT PROFIT EXPOSURE

     The Company's services are provided primarily through three types of contracts: fixed-price, time-and-materials and cost-reimbursement contracts. Approximately 16% and 20% of the Company's total revenues for the fiscal year ended August 31, 1995 and for the nine months ended May 31, 1996, respectively, were derived from fixed-price contracts which require the Company to perform services under a contract at a stipulated price. The Company derived approximately 36% and 31% of its revenues during such periods from time-and-materials contracts which reimburse the Company for the number of labor hours expended at an established hourly rate negotiated in the contract, plus the cost of materials incurred. The balance of the Company's revenues for the fiscal year ended August 31, 1995 and the nine months ended May 31, 1996, respectively, were derived from cost-reimbursement contracts under which the Company is reimbursed for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit.

     The Company assumes greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursement contracts. As the Company increases its commercial business, it believes that an increasing percentage of its contracts will be fixed-priced. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profit or cause a loss. In addition, greater risks are involved under time-and-materials contracts than under cost-reimbursement contracts because the Company assumes the responsibility for the delivery of specified skills at a fixed hourly rate. Although management believes that adequate provision for its fixed-price and time-and-materials contracts is reflected in the Company's financial statements, no assurance can be given that this provision is adequate or that losses on fixed-price and time-and-materials contracts will not occur in the future.

     To compete successfully for business, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other information technology and technical services companies that may provide the same or similar services at comparable or lower rates than the Company. Additionally, certain of the Company's clients require that their vendors reduce rates after services have commenced. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements, and as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitability.

ACQUISITION STRATEGY

     Expansion through acquisitions is an important component of the Company's overall business strategy. However, the Company's continued ability to grow by acquisitions is dependent upon, and may be limited by, the availability of compatible acquisition candidates at reasonable prices and the Company's ability to fund or finance acquisitions on acceptable terms. In addition, competition for acquisitions may come from larger companies with significantly greater resources. Without additional acquisitions the Company's ability to continue to grow and expand into other markets could be materially and adversely affected. Future acquisitions may entail the payment of consideration in excess of book value, may result in the issuance of additional shares of the Company's Common Stock or the incurrence of additional indebtedness by the Company, and could have a dilutive effect on the earnings or book value per share of the Company's Common Stock. Furthermore, there can be no assurance that the Company's management will be able to maintain or enhance the profitability of any acquired business.

COMPETITION

     The information services industry in which the Company operates is highly fragmented with no single company or small group of companies in a dominant position. The Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than the Company. Some of the large competitors offer services in a number of markets which overlap many of the same areas in which the Company offers services, while certain companies are focused on only one or a few of these markets. The firms which compete with the Company are consulting firms, computer services firms, applications software companies and accounting firms, as well as the computer service arms of computer manufacturing companies and defense and aerospace firms.

ATTRACTION AND RETENTION OF PROFESSIONAL STAFF

     The Company's success will depend in part upon its ability to attract, retain, train and motivate highly skilled employees, particularly in the area of information technology. There is significant competition for employees with the information technology skills required to perform the services the Company offers. Qualified information technology professionals are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled employees in the future or that it will be successful in retaining, training and motivating the employees it is able to attract, and any inability to do so could impair the Company's ability to perform adequately its existing contracts and to bid for or obtain new contracts.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects in which the Company is engaged, the contractual terms and degree of completion of such projects, expenditures required by the Company in connection with such projects, any delays incurred in connection with such projects, employee utilization rates, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing projects, and general economic conditions. Under certain contracts, the Company is required to purchase and resell to the customer large amounts of computer hardware and other equipment. Revenues are accrued when this equipment is acquired for resale, and as a result, quarterly revenues will be impacted by fluctuations related to equipment purchases which occur on a periodic basis depending on contract terms.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 968,700 shares of Common Stock offered by the Company at an assumed public offering price of $28.75 per share (the last reported sale price of the Common Stock on July 24, 1996) and the application of the net proceeds therefrom and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, are anticipated to be approximately $26.2 million ($30.3 million if the Underwriters' over-allotment option is exercised in full).

     The Company expects to use up to $14.5 million of the net proceeds of this Offering to repay indebtedness under the Company's existing bank credit facility, which was used to finance the acquisition of AME. At May 31, 1996, such indebtedness bore interest at the London Interbank Offered Rate ("LIBOR") plus 1.25% (6.7%). See Note 5 to the Company's Consolidated Financial Statements. The Company expects to increase its presence in the systems integration market, which may require that the Company make significant purchases of computer hardware and other equipment for resale to its customers. The Company's HPCM Contracts will require the purchase and resale of equipment over the life of the contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The use of a portion of the net proceeds of this Offering to repay indebtedness under the Company's existing bank credit facility will provide the Company with flexibility to finance the working capital requirements under the Company's systems integration contracts. The balance of the net proceeds will be used for general corporate purposes and for potential acquisitions. Pending application of such net proceeds, the Company intends to invest the proceeds in short-term, investment grade interest-bearing securities.

     The Company continually evaluates potential acquisitions and has had discussions with a number of potential acquisition candidates; however, the Company has no agreement with respect to any potential acquisition other than the possible acquisition of TXEN in July 1997 pursuant to the Company's purchase option. See "Selected Consolidated Historical and Pro Forma Financial Data." The TXEN acquisition is not contingent upon the completion of this Offering.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "NRES" since the Company's initial public offering in 1987. The following table sets forth, for the periods indicated, the high and low closing sale prices of the Company's Common Stock as reported by the Nasdaq National Market.

                                                                            HIGH       LOW
                                                                            ---        ---
    Fiscal Year Ended August 31, 1994
      First Quarter.......................................................  $13 3/4    $12 1/8
      Second Quarter......................................................   16 1/4     12 3/4
      Third Quarter.......................................................   14 1/2     10 3/4
      Fourth Quarter......................................................   12          9 1/4
    Fiscal Year Ended August 31, 1995
      First Quarter.......................................................  $12 1/2    $10 3/4
      Second Quarter......................................................   14 3/4     12
      Third Quarter.......................................................   15 1/2     14
      Fourth Quarter......................................................   19 1/2     15 3/4
    Fiscal Year Ended August 31, 1996
      First Quarter.......................................................  $24 1/2    $18
      Second Quarter......................................................   25 15/16   21 1/8
      Third Quarter.......................................................   34         23 1/4
      Fourth Quarter (through July 24, 1996)..............................   32 1/4     25

     On July 24, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $28.75. On July 19, 1996, there were approximately 788 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock. It is the present policy of the Company's Board of Directors to retain all earnings to finance the Company's operations. The Company's existing loan agreement presently restricts the payment of cash dividends by the Company if the Company is in default.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of May 31, 1996 (including the effect of the AME acquisition), and as adjusted to give effect to the sale of the 968,700 shares offered by the Company at an assumed public offering price of $28.75 per share and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                              MAY 31, 1996
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                             (IN THOUSANDS)
Short-term debt (including current portion of long-term debt)..........  $15,691      $   1,191
                                                                         =======        =======
Long-term debt:
  Industrial development bonds.........................................  $ 1,777      $   1,777
  Long-term notes......................................................    2,716          2,716
                                                                         -------        -------
          Total long-term debt.........................................    4,493          4,493
Stockholders' equity:
  Common stock, par value $.01 per share; 20,000,000 shares authorized;
     6,626,449 shares issued and outstanding; 7,595,149 shares issued
     and outstanding, as adjusted(1)...................................       66             76
  Additional paid-in capital...........................................   28,000         54,148
  Retained earnings....................................................   52,110         52,110
  Less cost of 112,333 shares treasury stock...........................   (1,288)        (1,288)
                                                                         -------        -------
          Total stockholders' equity...................................   78,888        105,046
                                                                         -------        -------
          Total capitalization.........................................  $83,381      $ 109,539
                                                                         =======        =======

- ---------------
(1) Does not include 891,261 shares of Common Stock issuable upon the exercise of outstanding options and 1,016,737 shares reserved for issuance pursuant to future grants under the Company's stock option plans at May 31, 1996.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected financial data for the five years ended August 31, 1995 have been derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine months ended May 31, 1996, have been derived from the unaudited consolidated financial statements of the Company. The unaudited financial statement data include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended May 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending August 31, 1996. The pro forma data have been derived from the Pro Forma Condensed Consolidated Statements of Income (unaudited) of the Company and AME which are included elsewhere herein and reflect the acquisition of AME as if it had occurred on September 1, 1994. The information should be read in conjunction with the Consolidated Financial Statements of the Company, the Pro Forma Condensed Consolidated Financial Statements of the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements of AME and the notes related thereto, all of which appear elsewhere in this Prospectus.

                                           YEARS ENDED AUGUST 31,                                 NINE MONTHS ENDED MAY 31,
                   ----------------------------------------------------------------------   -------------------------------------
                                         HISTORICAL                          PRO FORMA(1)         HISTORICAL         PRO FORMA(1)
                   -------------------------------------------------------   ------------   ----------------------   ------------
                    1991        1992        1993        1994        1995         1995         1995        1996           1996
                   -------    --------    --------    --------    --------   ------------   --------   -----------   ------------
                                                          (IN THOUSANDS EXCEPT SHARE DATA)
STATEMENT OF
 INCOME DATA:
Revenues........   $90,932    $117,205    $159,112    $143,153    $170,331     $200,816     $116,848    $ 153,202      $181,073
Costs and
 expenses:
 Direct and
   allocable
   costs........    77,304      99,223     138,535     124,202     147,584      168,055      101,165      129,735       147,588
 General and
  administrative
   expenses.....     7,183       9,395      10,203       9,492      12,917       21,962        8,648       13,879        23,115
                   -------    --------    --------    --------    --------     --------     --------     --------      --------
       Total
         costs
         and
     expenses...    84,487     108,618     148,738     133,694     160,501      190,017      109,813      143,614       170,703
                   -------    --------    --------    --------    --------     --------     --------     --------      --------
Operating
 profit.........     6,445       8,587      10,374       9,459       9,830       10,799        7,035        9,588        10,370
Other income
 (expense):
 Interest
   expense......        --          --          --          --        (114)        (381)         (65)        (226)         (419)
 Other income,
   principally
   interest.....       592         910         835         917       1,602        1,662        1,188          749           847
                   -------    --------    --------    --------    --------     --------     --------     --------      --------
Income before
 income
 taxes..........     7,037       9,497      11,209      10,376      11,318       12,080        8,158       10,111        10,798
Income taxes....     2,380       3,591       4,160       3,870       4,116        4,393        3,025        3,670         3,919
                   -------    --------    --------    --------    --------     --------     --------     --------      --------
Net income......   $ 4,657    $  5,906    $  7,049    $  6,506    $  7,202     $  7,687     $  5,133    $   6,441      $  6,879
                   =======    ========    ========    ========    ========     ========     ========     ========      ========
Net income per
 common share...   $   .90    $    .98    $   1.13    $   1.05    $   1.15     $   1.21     $    .83    $     .96      $   1.01
                   =======    ========    ========    ========    ========     ========     ========     ========      ========
Weighted average
 number of
 common shares
 and common
 equivalent
 shares
 outstanding....   5,186,950  6,052,246   6,253,129   6,205,309   6,279,109   6,351,153     6,211,111   6,741,527     6,813,571

                                                                                AUGUST 31,                              MAY 31,
                                                         --------------------------------------------------------     -----------
                                                          1991        1992        1993        1994         1995          1996
                                                         -------     -------     -------     -------     --------     -----------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital........................................  $29,574     $35,963     $46,874     $44,092     $ 46,773      $  40,815
Total assets...........................................   48,048      62,180      71,990      80,761      100,879        127,686
Short-term debt........................................       --          --          --         962        1,187         15,691
Long-term debt (excluding current maturities)..........       --          --          --       4,328        5,366          4,493
Stockholders' equity...................................   36,949      43,937      52,700      57,308       67,848         78,888

- ---------------
(1) On May 31, 1996, the Company acquired all of the outstanding capital stock of AME for approximately $17.5 million, including 72,044 shares of the Company's Common Stock. The pro forma income statement data assumes the acquisition of AME as of September 1, 1994, and reflects amortization of goodwill over 15 years and net additional interest expense, offset by related tax effects. The pro forma data does not reflect the potential acquisition of TXEN as described below.

     The Company owns a 19.9% interest in TXEN, an information systems and services company in the managed healthcare industry with revenues in its fiscal year ended June 30, 1995 of $4.7 million. This investment is currently accounted for using the equity method and is included in noncurrent other assets on the Company's consolidated balance sheets. The Company has an option to purchase the remaining 80.1% of TXEN beginning in July 1997. Chris H. Horgen, Chief Executive Officer of the Company, owns a 4.5% interest in TXEN which he acquired on February 15, 1993, and would be beneficially impacted by the exercise of the Company's option. If the option is exercised, the purchase price will be based on TXEN's audited net income for the year ended June 30, 1997, multiplied by a multiple that is 77.5% of NRC's average price/earnings multiple from March 1, 1997 to June 30, 1997, with a minimum multiple of 14.7 and a maximum multiple of
27.1. Because the purchase price will be based on a discount of the Company's price/earnings multiple, the Company believes that the acquisition of the remaining 80.1% of TXEN is likely to be accretive to the Company's net income per common share for the four quarters preceding the date of acquisition. If the acquisition would be dilutive to net income per common share, the Company would consider such dilution, together with other relevant financial and strategic considerations, in deciding whether to exercise its option. The Company believes that the acquisition of the remaining 80.1% of TXEN is probable.

     Included elsewhere in this Prospectus are audited financial statements for TXEN and certain pro forma financial information of the Company which contemplates the acquisition of TXEN. See "Pro Forma Condensed Consolidated Financial Statements." The pro forma financial information is based on a series of hypothetical assumptions, including the following: (i) that TXEN's audited net income for the year ending June 30, 1997 will be $1.2 million; (ii) that the Company's applicable price/earnings multiple will be 26; and (iii) that the resulting purchase consideration for the remaining 80.1% of TXEN will be $19.4 million and will be paid $2.0 million in cash and $17.4 million in stock. Based on such assumptions, and assuming the acquisition of TXEN as of September 1, 1994, the pro forma information reflects dilution to the Company's net income per common share for the year ended August 31, 1995 and nine months ended May 31, 1996 of $.23 and $.22, respectively. Such assumptions, particularly as they relate to TXEN's earnings and the Company's price/earnings multiple, are hypothetical. Any significant variation of such assumptions would materially affect the resulting calculation of pro forma results.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for historical information contained in this Prospectus and in the documents incorporated in this Prospectus by reference, the matters discussed herein and therein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including without limitation, the risks detailed herein and in the Company's other filings with the Commission.

OVERVIEW

     The Company is a leading provider of technical and IT services, including information processing, systems development and systems integration. The Company provides these services to a wide range of clients, including the DOD, other federal agencies, state and local governments, healthcare and insurance organizations, and other commercial enterprises. The Company was founded in 1976 to develop specialized optical sensing capabilities for military weapons and ballistic defense programs. Until fiscal year 1991, virtually all of the Company's revenues were derived under contracts with the federal government relating to high technology weapons systems, strategic missile defense and other related aerospace technologies. Areas of particular strength have included tactical technology, smart sensing systems, simulations, data processing, systems engineering and systems integration (including software development, networking, hardware acquisition and installation, user training and system operation and maintenance). Beginning in fiscal year 1991, in response to increasing budget pressure on military procurements, the Company strategically began to develop applications for its technical capabilities outside its traditional core military business. Although the Company's core military business has continued to grow, the Company has successfully entered the markets for other government information technology solutions, as well as information technology solutions in the healthcare industry and other commercial markets. For the nine months ended May 31, 1996, the percentage of revenues from the Company's four business units can be depicted as follows:

                         Chart described in Appendix B

     A key part of the Company's strategy in entering new markets has been to gain industry knowledge through strategic acquisitions and alliances. The Company has successfully completed seven strategic acquisitions and alliances since September 1, 1994, most of which have centered on IT and healthcare information services markets. Since the respective dates of the acquisitions, the Company has integrated these acquired entities in order to draw on the Company's base of technical expertise and capabilities in designing solutions for government, commercial and healthcare clients. The strategic acquisitions and alliances completed since September 1, 1994 can be summarized as follows:

     STRATEGIC                                                       PURCHASE PRICE
   ACQUISITIONS                     BUSINESS DESCRIPTION             (IN THOUSANDS)      DATE COMPLETED
 Communications &       - Provides information systems development       $ 1,800        September 1994
   Systems                and services
   Specialists,
   Inc.

 Conway Computer        - Provides comprehensive claims                  $ 3,000        May 1995
   Group                  administration and risk management for
                          workers' compensation
                        - Provides computer consulting and
                          software development services
                        - Provides support to IBM business
                          computer systems and system software

 Computer Services      - Provides a transaction-based medical           $ 7,500        June 1995
   Corporation            practice management system
                        - Provides a complete billing and accounts
                          receivable management service

 Advanced Marine        - Provides naval architecture and marine         $17,522        May 1996
   Enterprises,           technical services
   Inc.                 - Provides simulators and simulation
                        - Provides international commercial ship
                          simulation

                                                                    INVESTMENT AMOUNT
STRATEGIC ALLIANCES                 BUSINESS DESCRIPTION             (IN THOUSANDS)      DATE COMPLETED
 TXEN, Inc.(1)          - Provides computerized claims processing        $ 1,500        December 1994
   (19.9%                 and administration services to the
   Investment)            managed care healthcare industry

 HealthGate Data        - Provides biomedical on-line information        $ 1,600        October 1995
   Corporation            retrieval
   (20% Investment)     - Provides Internet access to medical
                          information companies
                        - Provides on-line continuing education
                          programs

 HealthShare,           - Provides integrated information systems        $   750        January 1996
   L.L.C.                 for large healthcare clients
   (50% Investment)

- ---------------
(1) The Company currently holds an option to purchase the remaining 80.1% of TXEN exercisable in July 1997, and the Company believes that exercise of such option is probable. See "Selected Consolidated Historical and Pro Forma Financial Data."

     As part of the Company's business strategy to enter new markets, the Company intends to pursue large systems integration contracts in both the government and commercial markets. Although such contracts are capital intensive, requiring large equipment and software purchases to be financed by the Company before reimbursement, the Company believes such contracts offer attractive revenue growth and margin expansion opportunities for the Company's range of technical expertise and capabilities. Examples of such contracts recently awarded to the Company include the $313 million HPCM Contracts. See "-- Liquidity and Capital Resources."

     A significant portion of the Company's services are performed under cost-reimbursement contracts such that the Company receives reimbursement of its allowable costs plus a fixed fee or profit. Unless costs are disallowed or the Company fails to perform under the contracts, financial risks under such contracts are low and margins are relatively narrow. An increasing portion of the Company's services are provided under fixed-price contracts and time-and-materials contracts. Such contracts carry higher financial risks because the Company must deliver the contracted services at or below the fixed price or specified hourly rate in order to earn a profit. At the same time, such contracts offer the opportunity for higher profit margins, particularly for companies with low cost structures. The Company believes that its low overhead and cost structure give it an advantage in bidding on its contracts. See "Business -- Government Contracts."

     Recent contract awards have significantly increased the Company's backlog. Contract awards for the nine months ended May 31, 1996 totaled $449.5 million. Of this amount, $313.0 million were awards under the HPCM Contracts. As a result, backlog has increased to $950.4 million at May 31, 1996 from $505.7 million at August 31, 1995. See "Business -- Backlog."

RESULTS OF OPERATIONS

     The following tables set forth, for the periods indicated, the Company's results of operations expressed as a percentage of revenues and the percentage change of such items for the periods indicated:

                                                                           PERCENTAGE INCREASE (DECREASE)
                                                                         ----------------------------------
                                     PERCENTAGE OF REVENUES
                            -----------------------------------------    YEARS ENDED AUGUST    NINE MONTHS
                                                        NINE MONTHS             31,           ENDED MAY 31,
                            YEARS ENDED AUGUST 31,     ENDED MAY 31,     ------------------   -------------
                            -----------------------    --------------    1993 TO    1994 TO      1995 TO
                            1993     1994     1995     1995     1996      1994       1995         1996
                            -----    -----    -----    -----    -----    -------    -------   -------------
Revenues................... 100.0%   100.0%   100.0%   100.0%   100.0%    (10.0)%     19.0%       31.1%
Costs and expenses:
  Direct and allocable
     costs.................  87.1     86.8     86.6     86.6     84.7     (10.3)      18.8         28.2
  General and
     administrative
     expenses..............   6.4      6.6      7.6      7.4      9.0      (7.0)      36.1         60.5
                            -----    -----    -----    -----    -----
     Total costs and
       expenses............  93.5     93.4     94.2     94.0     93.7     (10.1)      20.1         30.8
                            -----    -----    -----    -----    -----
Operating profit...........   6.5      6.6      5.8      6.0      6.3      (8.8)       3.9         36.3
Other income (expense),
  net......................    .5       .6       .8      1.0       .3       9.8       62.3        (53.4)
                            -----    -----    -----    -----    -----
Income before taxes........   7.0      7.2      6.6      7.0      6.6      (7.4)       9.1         23.9
Income taxes...............   2.6      2.7      2.4      2.6      2.4      (7.0)       6.4         21.3
                            -----    -----    -----    -----    -----
Net income.................   4.4%     4.5%     4.2%     4.4%     4.2%     (7.7)      10.7         25.5
                            =====    =====    =====    =====    =====

     The following table summarizes the percentage of revenue by contract type for the periods indicated:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                        YEARS ENDED AUGUST 31,        MAY 31,
                                                        ----------------------     -------------
                                                        1993     1994     1995     1995     1996
                                                        ----     ----     ----     ----     ----
    Cost-reimbursement................................   60 %     56 %     48 %     48 %     49 %
    Fixed-price.......................................   15       10       16       15       20
    Time-and-materials................................   25       34       36       37       31
                                                        ---      ---      ---      ---      ---
                                                        100 %    100 %    100 %    100 %    100 %
                                                        ===      ===      ===      ===      ===

     The table below presents contract award and backlog data for the periods indicated. See "Business -- Backlog" for a discussion of the Company's backlog.

                                                                                    NINE MONTHS
                                                                                       ENDED
                                              YEARS ENDED AUGUST 31,                  MAY 31,
                                        ----------------------------------     ---------------------
                                          1993         1994         1995         1995         1996
                                        --------     --------     --------     --------     --------
                                                           (AMOUNTS IN THOUSANDS)
Contract award amount.................  $218,497     $182,747     $174,049     $135,153     $449,495
Backlog (with options)................   501,491      520,133      505,744      520,001      950,376
Backlog (without options).............   260,313      260,312      287,977      289,560      519,143
Backlog percentage by contract type:
  Cost-reimbursement..................        72%          73%          64%          64%          61%
  Fixed-price.........................        11           12           18           15           33
  Time-and-materials..................        17           15           18           21            6
                                        --------     --------     --------     --------     --------
                                             100%         100%         100%         100%         100%
                                        ========     ========     ========     ========     ========

COMPARISON OF HISTORICAL OPERATING RESULTS FOR THE NINE MONTHS ENDED MAY 31, 1996 WITH THE NINE MONTHS ENDED MAY 31, 1995

     REVENUES. Revenues for the nine months ended May 31, 1996 increased $36.4 million (31.1%) as compared to the nine months ended May 31, 1995. Approximately 67% of the increase was primarily the result of the revenues contributed by a significant information technology services contract with a commercial customer and the revenues contributed by two information technology subsidiaries acquired late in the 1995 fiscal year. The Company also realized an increase in revenues from its existing contract base.

     OPERATING PROFIT. Costs and expenses were 93.7% of revenues for the nine months ended May 31, 1996, as compared to 94.0% for the nine months ended May 31, 1995. The reduction in direct and allocable costs as a percentage of revenues was offset by increases in general and administrative expenses, which reflect efforts to use contract cost reductions and increased margins to fund planned increases in business development and marketing efforts, primarily with commercial market opportunities.

     OTHER INCOME (EXPENSE). Other income consists primarily of interest income. Substantially all available cash is invested in interest-bearing accounts or fixed income instruments. The 53.4% decrease in other income for the nine months ended May 31, 1996 as compared to the nine months ended May 31, 1995 is the result of the use of cash to make strategic acquisitions and investments.

     NET INCOME. Net income increased $1.3 million (25.5%) for the nine months ended May 31, 1996 as compared to the same period in the prior year. The increase is the result of the reasons discussed above.

COMPARISON OF HISTORICAL OPERATING RESULTS FOR FISCAL 1995 WITH FISCAL 1994

     REVENUES. Revenues increased $27.2 million (19.0%) in fiscal 1995. Approximately 32% of the increase was due to increases in funding for existing tactical and theater missile programs and approximately 64% of the increase was from two large contract awards for information technology services and the revenues contributed by three acquisitions during fiscal 1995.

     OPERATING PROFIT. Operating profit increased $371,000 (3.9%) in fiscal 1995. Direct and allocable costs were stable as a percentage of revenues. General and administrative expenses increased $3.4 million (36.1%) in 1995. This increase reflects the Company's aggressive bid and proposal activities for U.S. government information systems and technology contracts and the significant emphasis on marketing the Company's information technology services to healthcare and commercial entities. As a result, the operating profit margin decreased to 5.8% from 6.6% in 1994.

     OTHER INCOME (EXPENSE). Other income increased $685,000 in fiscal 1995 due primarily to increased rates of return on the Company's invested cash balances. Substantially all of the Company's available cash is invested in short-term or variable interest-bearing accounts. The Company recorded $114,000 in interest expense related to industrial development borrowings in fiscal 1995. Significant increases in computer hardware integration contracts or additional strategic acquisitions could reduce cash balances available for investment, thereby resulting in a reduction of investment income and/or require the incurrence of additional borrowings with a resulting increase in interest expense.

     INCOME TAXES. Income taxes as a percentage of income before taxes was 36.4% in fiscal 1995 as compared to 37.3% in fiscal 1994. The decrease in the effective tax rate was due to a decrease in state income taxes.

COMPARISON OF HISTORICAL OPERATING RESULTS FOR FISCAL 1994 WITH FISCAL 1993

     REVENUES. Revenues decreased $16.0 million (10.0%) in fiscal 1994. Revenues in fiscal 1993 included a significant nonrecurring computer hardware integration contract of approximately $15.0 million. Revenues in fiscal 1994 were also impacted by decreases in funding in certain of the Company's DOD contracts and an increasingly competitive business environment.

     OPERATING PROFIT. Operating profit decreased $915,000 in fiscal 1994 (8.8%). This decrease was due to the decrease in revenues in fiscal 1994, as direct and allocable costs and general and administrative expenses as a percentage of revenues were approximately the same as in fiscal 1993. The operating profit margin was 6.6% compared to 6.5% in fiscal 1993.

     OTHER INCOME (EXPENSE). Other income increased $82,000 in fiscal 1994 due primarily to an increase in cash balances available for investment.

     INCOME TAXES. Income taxes as a percentage of income before taxes was 37.3% in fiscal 1994 as compared to 37.1% in fiscal 1993.

QUARTERLY FINANCIAL DATA

     The following table presents unaudited quarterly financial data for the nine months ended May 31, 1996 and the years ended August 31, 1995 and 1994. This information has been prepared on a basis consistent with the Company's audited financial statements and includes all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of the data. This data is not necessarily indicative of future results of operations. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus.

                                                                QUARTERS ENDED
              -------------------------------------------------------------------------------------------------------------------
                            FISCAL 1994                                FISCAL 1995                           FISCAL 1996
              ----------------------------------------   ----------------------------------------   -----------------------------
              NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,   NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,   NOV. 30,   FEB. 29,   MAY 31,
                1993       1994      1994       1994       1994       1995      1995       1995       1995       1996      1996
              --------   --------   -------   --------   --------   --------   -------   --------   --------   --------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  INCOME DATA:
Revenues..... $ 34,079   $ 32,787   $35,561   $ 40,726   $ 36,231   $ 36,174   $44,444   $ 53,482   $ 49,030   $ 49,003   $55,169
Operating
  profit.....    2,464      2,348     2,319      2,328      2,270      2,296     2,470      2,794      2,938      3,093     3,557
Net income...    1,693      1,632     1,600      1,581      1,628      1,676     1,829      2,069      2,014      2,051     2,376
Net income
  per
  common
  share...... $    .27   $    .26   $   .26   $    .26   $    .27   $    .27   $   .29   $    .32   $    .30   $    .31   $   .35

LIQUIDITY AND CAPITAL RESOURCES

     Over the past several years, the Company's operations have provided a positive cash flow which, along with maintaining certain available credit facilities, has provided adequate liquidity and working capital to fully fund the Company's operational needs and support the acquisition program. Working capital was $46.9 million, $44.1 million and $46.8 million at August 31, 1993, 1994 and 1995, respectively, and $40.8 million at May 31, 1996. Operating activities provided cash of $6.0 million, $7.5 million and $6.8 million for the years ended August 31, 1993, 1994 and 1995, respectively, and used cash of $562,000 for the nine months ended May 31, 1996. The Company realized proceeds from the sale of Common Stock and reissuance of treasury stock of $1.7 million, $1.9 million and $2.3 million for the years ended August 31, 1993, 1994 and 1995, respectively, and $2.2 million for the nine months ended May 31, 1996.

     The Company has a bank line of credit of $73.5 million which expires in March 1997, unless renewed. The credit agreement provides for interest at LIBOR plus 1.25% and a commitment fee on the unused portion of the line of credit. Outstanding borrowings are secured primarily by accounts receivable. In fiscal 1995, there were no borrowings under this line of credit. On May 31, 1996, the Company borrowed $14.5 million under the line of credit. These proceeds, together with 72,044 shares of Common Stock, were used to acquire all of the outstanding capital stock of AME. In fiscal 1995, the Company borrowed $2.2 million under an Alabama State Industrial Development Bond program offering certain incentives which effectively reduced the cost of borrowing. The proceeds are being utilized to expand acquisitions of property and equipment for information technology programs. In fiscal 1994, the Company borrowed $5.8 million under a term loan agreement. The proceeds were used to purchase computer hardware for lease to a customer over a period of six years under a systems integration contract.

     Purchases of property and equipment (including those financed under the term loan agreement) were $1.7 million, $7.3 million and $2.2 million for the years ended August 31, 1993, 1994 and 1995, respectively, and $3.1 million for the nine months ended May 31, 1996. There are no material capital expenditure commitments at May 31, 1996.

     The Company is regularly evaluating potential acquisition candidates. In fiscal 1995, the Company acquired a 100% interest in three separate information system development and technology companies. These companies provide services primarily to healthcare and other commercial clients. The aggregate cash consideration for these transactions was approximately $11.4 million. In fiscal 1995, the Company also acquired a 19.9% interest in TXEN for approximately $1.5 million and has an option to purchase the remaining 80.1% in July 1997.

     The Company was recently awarded the HPCM Contracts for information system development and computer system integration activities, which will require the Company to acquire substantial amounts of computer hardware for resale or lease to customers. The Company continues to actively pursue other contracts that could require similar equipment acquisitions. The timing of payments to suppliers and payments from customers could cause cash flows from operations to fluctuate from period to period.

     The Company believes that its existing capital resources, together with available borrowing capacity, will be sufficient to fund operating needs, finance acquisitions of property and equipment for information technology programs and computer systems integration activities, and make strategic acquisitions, if appropriate.

EFFECTS OF INFLATION

     Substantially all contracts awarded to the Company have been based on proposals which reflect estimated cost increases due to inflation. Historically, inflation has not had a significant impact on the Company.

                                    BUSINESS

GENERAL

     The Company is a leading provider of technical and information technology ("IT") services, including information processing, systems development and systems integration. The Company provides these services to a wide range of clients, including the Department of Defense ("DOD"), other federal agencies, state and local governments, healthcare and insurance organizations, and other commercial enterprises. The Company's substantial expertise and capabilities in a wide range of technologies have been built through a 20-year period of providing advanced development, scientific and application services to U.S. military programs, including air defense systems, strategic and theater missile defense systems, and weapons development programs. These activities have allowed the Company to build and maintain a foundation of advanced skills in large scale computer integration, massively parallel computing, supercomputer development, high speed data integration and networking, real-time database management, virtual reality systems and simulations, and computer networks. The Company's advanced technical capabilities gained while performing services for mission critical federal projects provide the Company with a technological competence which the Company is transferring to the commercial sector. The Company today addresses the technology needs of a diverse customer base by applying its state-of-the-art technical capabilities in commercial system integration, simulation, software development and client-server architectures, including SAP(R) consulting. As a result, the Company has expanded the market for its services by offering innovative technical solutions to customers' needs. Although the Company's traditional military technology business has continued to grow, other growing markets for the Company's services now represent approximately 45% of revenues.

INDUSTRY OVERVIEW

  Information Technology Industry -- Federal Government

     The U.S. Government is the largest single buyer of IT. Federal Sources, Inc. ("Federal Sources"), an independent market research firm specializing in the federal market, estimates that U.S. Government IT spending was $25.6 billion in the Government's fiscal year 1995 (which ended September 30, 1995) and will be $26.3 billion in fiscal year 1996, up 2.7%. Federal Sources estimates that IT spending by civilian agencies will increase from $15.4 billion in fiscal year 1995 to $16.5 billion in fiscal year 1996, up 7.1%. IT spending by the DOD is expected to increase in the next few years, although it is expected to decrease 3.9% from $10.2 billion in fiscal year 1995 to $9.8 billion in fiscal year 1996. Federal Sources estimates that total U.S. Government IT spending will increase at an average annual rate of between 3% and 6% over the next few years.

  Information Technology Industry -- Commercial Sector

     INPUT, an independent market research firm, estimates that the total commercial IT services market in the United States was $173 billion in 1995, up 13% from 1994. This market is expected to grow at a 14% average annual rate over the next five years. The market growth is expected to be driven by a growing world economy, increased competition and shorter technology cycles which are forcing more companies to "outsource" their IT services. Over the last few years, the increase in business process reengineering projects has also resulted in companies focusing on their core businesses and outsourcing more non-core functions.

     The components of the market in which the Company participates -- professional services (including consulting, custom software development, and training), systems integration, outsourcing and system software products -- are all showing growth. INPUT estimates that the professional services segment was $26 billion in 1995, up 13% over 1994; the systems integration segment was $12 billion, up 11% over 1994; the outsourcing segment was $18.7 billion, up 19% over 1994; and the systems software products segment was $26 billion, up 10% over 1994. IT spending in the markets that the Company is targeting, such as healthcare, insurance, facility management, and state and local governments, are expected to grow 10% to 20% annually over the next few years.

BUSINESS STRATEGY

     The Company's business strategy consists of three key elements: (i) maintain the Company's leadership in technology; (ii) apply the Company's technology to create solutions for new clients; and (iii) make strategic acquisitions and form alliances to expand the business of the Company and gain industry knowledge.

     MAINTAIN TECHNOLOGY LEADERSHIP. The Company's substantial expertise and capabilities in a wide range of technologies have been built through a 20-year period of providing advanced development, scientific, and application services to U.S. military programs, including air defense systems, strategic and theater missile defense systems, and weapons development programs. The Company believes that, because of its expertise and capabilities with such a wide range of technologies, it has an advantage over its competitors in providing information technology and other technical business services based on these technologies. The Company will seek to maintain this advantage by keeping pace with new developments in technology and by continuing to compete for contracts which will require that the Company provide high-quality, sophisticated technical solutions to clients based on the use of advanced technologies.

     APPLY TECHNOLOGY TO CREATE SOLUTIONS FOR NEW CLIENTS. The Company believes that the creative use of its technology expertise and capabilities to provide innovative, focused technical solutions for its clients has been largely responsible for the Company's success. The Company intends to use its base of technical expertise and capabilities in network design, systems integration, software development, simulation technology, and Internet services to create solutions for new clients in government, healthcare, insurance and other commercial markets.

     MAKE STRATEGIC ACQUISITIONS AND FORM ALLIANCES. The Company's acquisition program is a key component of its overall business strategy. The Company will make strategic acquisitions and form alliances that will allow the Company (i) to develop technical services which it does not currently provide, (ii) to target markets that it does not currently serve and gain industry knowledge in such markets, and (iii) to develop strategic relationships with clients.

ACQUISITIONS AND ALLIANCES

     Since September 1, 1994, the Company has successfully completed seven strategic acquisitions and alliances to expand its business into other markets and gain industry knowledge. The key acquisitions and alliances completed during this period are:

     COMMUNICATIONS & SYSTEMS SPECIALISTS, INC. ("CSSI"). In September 1994, the Company acquired CSSi, which provides information systems development and services primarily in client-server systems development for federal government agencies. This acquisition enhanced the Company's ability to provide information development services.

     TXEN, INC. ("TXEN"). In December 1994, the Company acquired 19.9% of the capital stock of TXEN. The Company has an option to purchase the remaining 80.1% of TXEN in July 1997. TXEN provides information technology products and services to the managed healthcare industry, including computerized claims processing and administration services. The Company provides system engineering and development services to TXEN and has entered into a strategic alliance with TXEN pursuant to which services are jointly marketed. As a result of the investment and strategic alliance with TXEN, the Company has enhanced its knowledge of the healthcare industry. At such time as the Company exercises its option to purchase the remaining 80.1% of TXEN, the Company will acquire a business base in a rapidly expanding segment of the healthcare information services industry.

     CONWAY COMPUTER GROUP ("CCG"). In May 1995, the Company acquired CCG, which provides information technology products and services to a variety of commercial customers. As a result of the CCG acquisition, the Company expanded its business to include computerized workers' compensation claims, administration and risk management services. CCG also provides IT services to a variety of commercial customers, including software development and consulting services. CCG provides support services to customers with IBM business computer systems.

     COMPUTER SERVICES CORPORATION ("CSC"). In June 1995, the Company acquired CSC, which provides transaction and practice management system services, a computer based medical management system, and a complete billing and accounts receivable management service to physicians and other medical providers. This acquisition expands the Company's commitment to IT services in the healthcare industry by providing the Company with a core business base in computerized transaction processing and related IT services.

     HEALTHGATE DATA CORPORATION ("HEALTHGATE"). In October 1995, the Company acquired a 20% interest in HealthGate, which is an Internet-based provider of medical information, including on-line information retrieval, access to medical information companies and on-line continuing education programs. The Company has entered into a strategic alliance with HealthGate under which the Company performs systems development work for HealthGate. As a result of this investment and strategic alliance, the Company receives Internet advertising exposure for its services.

     HEALTHSHARE, L.L.C. ("HEALTHSHARE"). In January 1996, the Company and a subsidiary of MediFinancial Solutions, Inc. formed HealthShare as an equal joint venture to provide large-scale integrated information systems to support healthcare clients.

     ADVANCED MARINE ENTERPRISES, INC. ("AME"). In May 1996, the Company acquired AME, a leading naval architecture and marine technical services firm. AME also develops simulation and virtual reality technology for naval and marine applications and provides support in ship acquisition management, production support, human systems integration and ship survivability and protection. AME also sells ship simulators and virtual reality trainers to the international commercial ship building industry. Approximately 80% of AME's business is with the U.S. Navy. The acquisition substantially expanded the Company's presence in the Washington, D.C. area and provides an opportunity for the Company to expand its business relationship with the U.S. Navy.

NICHOLS FEDERAL

     Nichols Federal provides technical services to U.S. defense agencies. For the nine months ended May 31, 1996, Nichols Federal produced approximately 55% of the Company's revenues.

     Nichols Federal provides systems engineering, systems analysis, simulation development, and systems integration for the defense and intelligence technical services market. The Company's capabilities include optics, guidance and control, software engineering, virtual reality simulations, and command, control, communication, computers and information ("C(4)I"). These technical services are rendered primarily for the U.S. Army, Navy, and Air Force. Many of the Company's contracts are not project specific, but require that the Company provide technical services to a variety of weapons development and other projects.

     The Company has provided technical services related to missile defense since 1983 when the Strategic Defense Initiative Organization ("SDIO") was formed. In 1993, SDIO changed its name to the Ballistic Missile Defense Organization ("BMDO"). BMDO's mission continues to be Ballistic Missile Defense ("BMD") with emphasis on Theater Missile Defense ("TMD") and National Missile Defense ("NMD"). The Company's contract revenues from BMD programs were approximately $84.3 million in fiscal 1993, $64.4 million in fiscal 1994, $56.4 million in fiscal 1995, and $43.8 million in the nine months ended May 31, 1996. Approximately 33% of the Company's revenues in fiscal 1995 were from contracts related to BMD, compared to 44% of revenues in fiscal 1994 and 53% of revenues in fiscal 1993. For the nine months ended May 31, 1996, 29% of the Company's revenues were from such contracts. Strategic defense has existed for more than 26 years as a mission of DOD through activities such as the BMD program. If a decision were made to reduce substantially the scope of current BMD programs or to eliminate the BMDO, management believes that many national and theater missile defense programs, including some research and development areas that existed prior to the creation of SDIO/BMDO, would continue to be funded by the U.S. Army and Air Force, and other DOD agencies.

  Sensor Systems and Technologies

     The cornerstone of the Company's traditional defense business is the development, integration, and support of strategic and tactical sensor systems for defense applications. The Company's sensor system services include all program aspects from developing sensor requirements to hardware development and testing. Through its experienced personnel, the Company has established techniques and disciplines for design and analysis of systems and subsystems, and has developed automated tools which are necessary in the development of sophisticated electronic systems.

     Under contracts in the aggregate amount of $73 million with the U.S. Army, the Company performs sensor and sensor data analysis, operates a data analysis center, and participates in hardware development and testing. Under contracts in the aggregate amount of $6.8 million with the U.S. Air Force, the Company performs seeker modeling, supports hardware-in-the-loop testing, and conducts independent reviews of missile systems prior to flight tests. Under contracts in the aggregate amount of $400,000 with the U.S. Navy, the Company performs minefield detection development.

  Missile and Air Defense

     For BMD and TMD programs, the Company's services include system architecture definition; system analysis; system and element definition and performance estimates; system engineering; test and evaluation; model and simulation development; radar and infrared sensor and seeker definition and technology assessments; risk assessments; and program and system acquisition documentation. Under a $91 million contract with the U.S. Army Space and Strategic Defense Command, the Company is providing systems engineering and technical support through studies, concept definition, independent analyses, simulations, technological assessments, and related tasks in support of ballistic and theater missile defense systems, experiments and technology demonstrations. Under a $97 million contract with the BMDO, the Company provides system engineering support for sensor systems. Under a $10 million contract with the U.S. Navy, the Company operates and maintains the Innovative Science and Technology Experimentation Facility at Kennedy Space Center, Florida, which is engaged in scientific and technology experiments associated with BMD programs.

  Space Surveillance and Avionics

     The Company's space surveillance and avionics programs involve satellite and other space applications. The Company performs contracts involving the establishment of the architecture of future space surveillance and avionics systems for the U.S. Air Force, the U.S. Navy and intelligence customers. These contracts are based on the Company's experience in optical sensor and geolocation technologies and its ability to develop sophisticated computer simulations to evaluate the performance of candidate architectures. Under an $83 million contract with the U.S. Air Force Space and Missile Systems Center, the Company provides engineering, analysis, and design for satellite and missile development programs. Under several contracts with the U.S. Air Force, the Company supports new materials research, provides software quality assurance for testing and evaluation, supports research for infrared and cryogenic technologies, provides sensor data reduction analysis, supports aircraft threat warning analysis, and develops software for satellite tracking systems.

  Army Tactical Systems and Technology

     The Company provides development services for Army tactical systems and technologies, which support Army project offices and research and development centers. The Company develops high-fidelity simulations for weapon systems, which are used for cost-effective missile concept definition, design, and analysis. The Company also conducts lethality and vulnerability studies of various weapon systems. Under contracts in the aggregate amount of $155 million, the Company provides functional engineering support to the U.S. Army Missile Command's Research Development and Engineering Center for guidance and control.

     The Company used the knowledge and capabilities that it gained from creating computer simulations, performing computer/network integrations and developing high resolution scene generation capabilities to establish an extensive business base in Distributive Interactive Simulation ("DIS") and Virtual Prototype Simulation ("VPS"). DIS is a system that permits an interactive exchange of information to facilitate multiple simulations across a computer network. VPS is a virtual reality computer simulation that replicates the sights, sounds, and functionality of a given system, simulating both the operation of the weapon system and the environment surrounding the operator of the system. VPS may be used to evaluate equipment designs, instruct users in the operation of weapon systems, analyze the effectiveness of the system against different threats, or test system effectiveness under various conditions. In fiscal 1996, the Company was awarded a $48 million contract by the U.S. Army Missile Command ("MICOM") for continued support to the System Simulation and Development Directorate. The Company has developed virtual prototype simulators for several MICOM systems, including Bradley Stinger Fighting Vehicle ("BSFV"), Line-Of-Sight-Anti-Tank ("LOSAT") missile, Javelin, Tube-Launched-Optically-Guided Weapon ("TOW"), Rapid Force Projection Initiative, Avenger, and Advanced Chaparral.

  Special Programs

     The Company provides technical services related to scientific and technical intelligence analysis, threat simulator development, survivability analysis, and sensor development for collection of data for various U.S. intelligence programs. The Company has used its 15-year record of providing systems engineering support to U.S. intelligence programs to expand its customer base in the intelligence area. The Company now assists intelligence customers in resolving new and existing information technologies issues related to missile proliferation, technology transfers, and foreign digital communication systems.

     Services provided by the Company include hardware systems evaluation and integration, hardware-in-the-loop testing and evaluation, and system signature analysis and prediction for ground missile and air defense systems. Results of this work aid U.S. weapon system developers in producing more effective products that give U.S. operational forces greater combat leverage.

     The Company also provides technical services for systems engineering; in-flight survivability analysis; intelligence systems assessments; threat simulator engineering; foreign material exploitation; infrared seeker characterization; instrumentation development; detailed measurements of systems and sensors; sensor data analysis; hardware-in-the-loop development and testing; test planning; and configuration management.

     Under an $87 million contract with the Defense Intelligence Agency's Missile and Space Intelligence Center, the Company provides scientific and technical assistance to aid the evaluation of foreign ground missile systems, subsystems, and technologies. Under a $4.3 million contract with the U.S. Army's Threat Simulation Management Office, the Company provides technical and systems engineering support in the design and development of threat simulators and supports performance assessment tests of developed threat simulators.

  Marine Engineering

     In May 1996, the Company acquired AME, a leading naval architecture and marine technical services firm. As a subsidiary of the Company, AME develops simulations, simulators, and virtual reality programs for naval and marine applications. In addition to traditional naval architecture and marine engineering services, AME provides support in ship acquisition management, production support, human systems integration, and ship survivability and protection. In 1995, AME was awarded a five-year $169 million contract by the U.S. Naval Sea Systems Command for ship design and technical support. Approximately 80% of AME's business is with the U.S. Navy. The acquisition of AME substantially expands the Company's presence in the Washington, D.C. area and provides the Company an opportunity to expand its business relationship with the U.S. Navy.

NICHOLS INFOFED

     Nichols InfoFed provides information services and systems integration to federal, state and local governmental agencies. For the nine months ended May 31, 1996, Nichols InfoFed produced approximately 25% of the Company's revenues.

     The services offered by Nichols InfoFed include information technology services, computer systems integration, staff augmentation, consulting services, computer facility management and operations, Internet services, and customized software system development for customers in the federal and state information technology services market.

  Computer Systems Integration

     By building on its existing technical expertise and capabilities, the Company has been awarded contracts in computer systems integration, including large-scale projects. The Company's services include high performance computing, enterprise networking, and office automation, including high-end supercomputer architectures and applications; Internet services; high-speed, networking technologies; advanced visualization systems; and on-line, high-integrity data storage and archival systems. The Company is a systems integrator for many manufacturers and suppliers of supercomputers, workstations, personal computers, and networking equipment. The Company also offers a wide range of training services utilizing innovative techniques and tools, such as computer-based training aids to promote high productivity and efficient use of installed systems. These training services include personal computer applications as well as advanced supercomputing applications.

     In fiscal 1996, the Company was awarded two HPCM Contracts in the aggregate amount of $313 million from the U.S. Army Information Systems Selection and Acquisition Agency for support at the U.S. Army Corps of Engineers' Waterways Experiment Station in Vicksburg, Mississippi, and the U.S. Air Force Aeronautical Systems Center at Wright Patterson Air Force Base in Dayton, Ohio. These contracts, which are expected to extend until 2004, are to supply computer hardware and software, provide maintenance and systems integration and provide Intranet and Internet services. These high performance shared resource centers will offer government scientists and engineers access to state-of-the-art high performance computing and communications capabilities. These awards establish the Company as a leader in high performance computer systems integration.

     Other major contracts of this business unit include a $40.5 million contract with the State of Alabama to provide complete systems integration and facilities management services for the statewide Alabama Research and Education Network and the Alabama Supercomputer Center. The Company is providing Internet access to state government, industry, college and secondary school clients within the State of Alabama. Under a $24.9 million contract with the Defense Intelligence Agency's Missile and Space Intelligence Center, the Company provides acquisition, installation, Intranet and Internet services, and technical and management services for a high performance scientific computer center.

  Information Systems Development

     The Company provides services related to the design, development, and support of turnkey information systems, distributed client-server software systems, network security, object-oriented software solutions, and software applications. The Company also provides information system development services in the areas of network security, framework solutions, enterprise solutions, and professional staff augmentation. The Company also develops distributed client-server software systems for data and communications processing, and provides turnkey, computer-based information systems.

     The Company's information technology services cover a broad spectrum of multi-vendor platforms and operating environments, including client-server and scientific computing. In support of these services, the Company has entered into arrangements with selected vendors such as Sun Microsystems, Digital Equipment Corporation, Novell Corporation, and Silicon Graphics. In addition to being a systems integrator for Sun Integration Services, Sybase, and other companies, the Company is a reseller of products for Novell, Compaq Computer, Dell Computer, Apple Computer, and Hewlett-Packard.

     Under contracts in the aggregate amount of $9.2 million with a U.S. Government agency, the Company is providing services for the development and processing of information and for the development of a large client-server system to perform high capacity digital communication functions. Under a $600,000 contract with the U.S. Department of Treasury, the Company is developing an information infrastructure for improved business processes.

  Information Systems Support

     The Company provides operating and support services for existing information systems and assists in the development of enhancements that allow these existing systems to meet evolving technical challenges. The Company provides a wide range of services such as workflow management to enhance operations data, training to improve the client's abilities to use existing IT capabilities, support of video teleconferences, document imaging to reduce paperwork, support of desktop computers, network design and development, and software support for new and legacy computer systems.

     The Company supports federal and state government clients in the use of their information systems to ensure maximum potential and to keep such systems up-to-date with evolving hardware and software technology. The Company is currently performing a $35 million contract with the Centers for Disease Control and Prevention and the Agency for Toxic Substances and Disease Registry to upgrade, maintain, and manage their microcomputer local and wide area networks for a primary facility in Atlanta, Georgia, as well as offices in all 50 states and a number of locations around the world.

     Under a $3 million subcontract to support the National Aeronautics and Space Administration ("NASA") Marshall Space Flight Center, the Company is providing the software and services to design, manage, verify, implement, and maintain NASA's Advanced X-Ray Astro-Physics Facility Offline System.

     Other customers for which the Company provides information services include the State of Alabama Department of Human Resources and the Office of National Drug Control Policy.

  Advanced Information Technology Applications

     The Company applies its expertise and capabilities in advanced information technology to serve military and other customers. These services include large-scale simulations development, custom software systems, prototype hardware systems, and technical services. The Company designs, develops, and supports large-scale simulations and high-fidelity models in a variety of computer languages and hardware platforms. The Company is experienced in developing user-friendly technologies and developing advanced virtual reality simulations. The Company has significant software engineering resources and an established software process improvement program with experience in all phases of the software development cycle. The Company's work in the areas of data compression, machine vision, neural networks, and fuzzy logic has allowed the Company to become a leader in the areas of image processing and technology integration programs. The Company provides these advanced information technology services under contracts with NASA's Global Hydrology Center, the U.S. Army, Air Force, and BMDO.

NICHOLS INFOTEC

     Nichols InfoTec provides information services and systems integration services to commercial customers, other than healthcare and insurance industry customers. For the nine months ended May 31, 1996, Nichols InfoTec produced approximately 13% of the Company's revenues.

     The Company was awarded a $20 million systems integration contract by Federal Express to provide interactive training workstations for its field offices nationwide as well as training for Federal Express personnel in the use of company developed software. For this effort, the Company was selected by Federal Express as its "Information and Telecommunication Supplier of the Year for 1995."

  Consulting Services

     The Company provides IT consulting services such as networking and systems integration, custom business application software development, contract programming and staff supplementation. The Company provides these IT consulting services for clients with personal computer local area networks and wide area networks and computer systems manufactured by vendors such as IBM, Hewlett-Packard, Sun Microsystems, and Digital Equipment Corporation. Programming and design capabilities range from traditional software languages to modern graphical user interface client-server development tools. Telecommunications and transportation are the predominant industries served by the Company's consulting business. The Company's clients include MTEL (Skytel), MobileComm, Oreck and KLLM Transport Services.

  Professional Services

     Professional services provided by the Company include client-server consulting, systems administration, programming, systems engineering, network consulting, software process improvement consulting and training. The Company's experience covers a broad spectrum of vendor platforms and operating environments. The Company's professional services are marketed primarily to Fortune 1000 companies. The Company's clients include SmithKline Beecham, American Communication Services, Sun Microsystems, E.I. DuPont De Nemours & Co., and Watkins Johnson Co.

  SAP(R)(TM) Project Support

     In 1995, the Company's subsidiary, CCG, and DSM Copolymer, Inc. formed a joint venture company, Holland Technology Group L.L.C. ("HOLTEK"). HOLTEK supplies specialized consulting services for the installation and integration of enterprise-wide, client-server software products developed by SAP(R)(TM) AG of Germany. This software is used to manage accounting, human resources, manufacturing, sales, and distribution functions. According to SAP publications, this software has been purchased by more than 5,000 customers worldwide. The Company is currently in the process of becoming a SAP Implementation Partner with SAP America. Clients include DSM Copolymer, MedPartners, and Mobil Oil.

  Systems Development and Evaluation

     The Company markets and sells its military sensor technologies for commercial applications. For ITI MOVATS, a Westinghouse subsidiary, the Company has developed a universal data system to collect performance data in nuclear power plants. The system combines sensor technology with advanced software technology to increase the efficiency of the operators and minimize exposure to radioactive environments.

     For the Federal Aviation Administration, the Company is developing a sensor system to detect the presence of ice on aircraft wings. This system, which is likely to have commercial application, should improve safety, reduce aircraft ground time and environmental clean-up costs associated with unnecessary de-icing of aircraft.

     The Company has developed and is manufacturing a fiber optics calibration system known as FOCUS. FOCUS calibrates test equipment used to identify the location of breaks in fiber optic cables without the expense of excavation. The Company was awarded two contracts to provide FOCUS to U.S. Government customers.

     The Company, through its AME subsidiary, sells ship simulators and virtual reality naval trainers to the international commercial ship building industry. To date, AME has sold five simulators to customers in this industry.

  Commercial Information Technology

     The Company designs and integrates emergency response systems ("E-911 Systems"), police/fire computer-aided dispatch systems, automatic location systems, criminal records systems, and other systems for city and county customers. The Company has been subcontracted to provide project management, systems integration, site installation, and acceptance test development and execution for an E-911 System for Virginia Beach, Virginia. The Company has also provided systems integration services for Federal Express and Prison Health Services.

     The Company provides software development services for a variety of clients. These clients include Federal Express, Sun Microsystems, and Digital Equipment Corporation. In addition, the Company sells a Software Process Improvement Product ("SPIP"), which is used to assist companies in achieving Level 2 of the Software Engineering Institute's Capability Maturity Model. Customers for the SPIP product include Logicon and Concurrent Technologies.

     The Company provides it services to support existing information systems such as workflow management, training to improve the client's existing IT capabilities, support of video teleconferences, document imaging, hardware and software support for desktop computers, facilities operation and management, network design and development, and software support for new and existing computer systems. The Company provides these services to commercial clients to ensure maximum utilization of their information systems and to keep their systems up-to-date with evolving technology. Clients include Federal Express, Equifax, The Huntsville Times, and MCI.

NICHOLSELECT

     NicholSELECT provides information services and systems integration to the healthcare and insurance industries. For the nine months ended May 31, 1996, NicholSELECT produced approximately 7% of the Company's revenues.

     The Company identified the healthcare and insurance markets as attractive industries for application of its information technology, information services, and system integration expertise and capabilities. Management believed, however, that the Company needed industry knowledge to be successful. Beginning in 1994, the Company began a series of strategic acquisitions and alliances to acquire industry knowledge and business in the healthcare and insurance markets. The Company has experienced significant growth in providing information technology and system integration services to managed healthcare and specialty provider organizations.

  Practice Management Information Services

     Through its wholly-owned subsidiary, Computer Services Corporation, the Company provides practice management services and systems to physicians. The Company provides both transaction-based services and turnkey systems for physicians' billing, appointment scheduling, and collections. The Company's information systems and services currently serve over 1,500 physicians in the State of Alabama, representing approximately one-third of the total market in the state. Clients include the University of Alabama at Birmingham, Norwood Clinic, Clinic for Women, Eliza Coffee Memorial Hospital, Huntsville Hospital East, HealthSouth Medical Associates, Southern Medical Group, Bessemer Coronary Clinic, and Mobile Infirmary.

  Healthcare Systems Integration

     The Company provides systems integration and computer network services for the healthcare industry, including clinical patient records. These services include requirements definition, network design, hardware and software integration, network communications, installation, network management, and support. The Company has developed strategic relationships with other providers, such as Prison Healthcare Services, MedicaLogic, OACIS, Promina, and CapMed, to deliver these services to state departments of corrections and hospital networks, and other healthcare organizations.

  Managed Care Services

     In 1994, the Company acquired 19.9% of the capital stock of TXEN. The Company has an option to purchase the remaining capital stock in July 1997. TXEN provides managed care information systems and services to healthcare administrators nationwide. TXEN offers its clients four different service options: (1) full service, (2) back office service, (3) outsourcing, and (4) turnkey facilities management. TXEN has approximately 50 clients located across the United States representing approximately two million member lives. Clients range in size from start-up organizations to health plans with over 250,000 members. Clients include health maintenance organizations ("HMO"s), such as the Phoenix Healthcare Corporation, Integrity Health Plan, and Harris Methodist Health Plan; preferred provider organizations ("PPO"s), such as The Emerald Health Network, Beech Street, and QualCare; physician hospital organizations ("PHO"s), such as Texas Children's Health Plan, Yale Preferred Health, and Family Plus Health Plan; third-party administrators, such as Equifax Healthcare Administrators, Fox-Everett, and Seabury and Smith; and insurance companies, such as IBA Health and Life Assurance Co. The Company provides technology and software re-engineering services for TXEN.

  Property and Casualty Information Services

     Through its wholly-owned subsidiary, Conway Computer Group, the Company provides information technology consulting services, customized software development, and packaged solutions for the property and casualty insurance industry. The Company develops and supports two major packaged software products which are used for property/casualty and workers' compensation insurance systems. One of the products provides rating, underwriting, policy administration, and premium accounting for insurance companies. The other product provides full claims administration and risk management, as well as electronic data transfer and managed care options, which may be used in conjunction with the other products in an insurance company environment. Customers using the software include the State of Alaska, The Kroger Company, Texas Association of School Boards, Employers' Security Insurance Co., and American Federated General Agency.

  Large Integrated Delivery Systems

     In January 1996, the Company and a subsidiary of MediFinancial Solutions, Inc. formed HealthShare, L.L.C. ("HealthShare"). The Company and such subsidiary each own 50% of HealthShare. HealthShare will provide its clients with integrated information systems and support services to reduce the cost of administering the delivery of healthcare while increasing their ability to monitor and manage the quality and efficiency of healthcare services delivered to their constituents. HealthShare intends to offer an Extensible, Patient-Oriented, and Multi-Component Healthcare ("EPOCH") integrated delivery system for large healthcare organizations such as government or university medical schools. EPOCH, when fully operational, is intended to leverage advanced information technologies to integrate electronically all components of healthcare delivery from the physician's office to the managed care organization and insurance provider. HealthShare clients have included New Jersey Medical School and Columbia/HCA Healthcare Corporation.

  HealthGate

     In 1995, the Company purchased 20% of HealthGate Data Corporation ("HealthGate"). HealthGate offers an Internet bio-medical and health information system which provides access to databases, journals, textbooks, continuing education programs, and other related information sources. Under a strategic alliance with HealthGate, the Company performs system development services for HealthGate and sells products and other services to HealthGate. HealthGate has enrolled approximately 2,500 clients since commencing operations in December 1995.

COMPETITION

     The Company competes against technical services companies in the defense and aerospace industries, including BDM International, General Research Corporation, Logicon, Booz Allen and Hamilton, and CACI International. The information services industry in which the Company operates is highly fragmented with no single company or small group of companies in a dominant position. The Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than the Company. Some of the larger competitors offer services in a number of markets which overlap many of the same areas in which the Company offers services, while certain companies are focused on only one or a few of these markets. The firms which compete with the Company are consulting firms, computer services firms, applications software companies and accounting firms, as well as the computer service arms of computer manufacturing companies and defense and aerospace firms. The primary factors of competition in the business in which the Company is engaged include technical, management and marketing competence, price, and past performance. The federal government market is highly competitive with no single dominating company. Procurement reforms over the last year have increased the importance of a contractor's past performance in deciding new bid awards. Past performance can represent over half the criteria weighting on new awards. The Company emphasizes client satisfaction, as evidenced by the Company's ability to maintain clients for many years and winning all of its major contract re-competes during the last five years. The Company believes that its low overhead and cost structure give it an advantage in bidding on contracts.

MARKETING

     For Nichols Federal and Nichols InfoFed, the Company's marketing activities are directed by the business unit presidents. The business unit presidents coordinate the marketing activities of program development managers assigned to the business units. The program development staff, as well as other Company managers, engineers and scientists, attend new business briefings sponsored by government agencies, review publications and learn of new business opportunities through customer contacts. Potential new procurements are analyzed and evaluated within the unit of the Company that would be principally responsible for performance of the contract. The decision to submit a bid or proposal is made by the responsible unit president through a formal bid review process.

     For Nichols InfoTec and NicholSELECT, the Company's marketing services are directed by such unit's vice president of commercial sales. The marketing and sales staff receive a salary plus incentive compensation based on sales. After identifying prospective sales opportunities, the sales and marketing staff coordinates with the technical staff responsible for performing the services to develop each customer proposal which, if accepted, results in a contract award.

GOVERNMENT CONTRACTS

     A substantial portion of the Company's revenues are derived from contracts and subcontracts with the DOD and other federal government agencies. A majority of the Company's contracts are competitively bid and awarded on the basis of technical merit, personnel qualifications, experience, and price. The Company also receives some contract awards involving special technical capabilities on a negotiated, noncompetitive basis due to the Company's unique technical capabilities in special areas. Future revenues and income of the Company could be materially affected by changes in procurement policies, a reduction in expenditures for the services provided by the Company, and other risks generally associated with federal government contracts.

     The Company performs its services under federal government contracts that usually require performance over a period of one to five years. Long-term contracts may be conditioned upon continued availability of Congressional appropriations. Variances between anticipated budget and Congressional appropriations may result in delay, reduction or termination of such contracts. Contractors often experience revenue uncertainties with respect to available contract funding during the first quarter of the government's fiscal year beginning October 1, until differences between budget requests and appropriations are resolved.

     The Company's federal government contracts are performed under cost-reimbursement contracts, time-and-materials contracts and fixed-price contracts. Cost-reimbursement contracts provide for reimbursement of costs (to the extent allowable under Federal Acquisition Regulations) and for payment of a fee. The fee may be either fixed by the contract (cost-plus-fixed fee) or variable, based upon cost, quality, delivery, and the customer's subjective evaluation of the work (cost-plus-award fee). Under time-and-materials contracts, the Company receives a fixed amount by labor category for services performed and is reimbursed (without fee) for the cost of materials purchased to perform the contract. Under a fixed-price contract, the Company agrees to perform certain work for a fixed price and, accordingly, realizes the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price. Contract revenues for the year ended August 31, 1995 were approximately 48% from cost-reimbursement contracts, approximately 36% from time-and-materials contracts and 16% from fixed-price contracts.

     The Company's allowable federal government contract costs and fees are subject to audit by the Defense Contract Audit Agency ("DCAA"). Audits may result in non-reimbursement of some contract costs and fees. To date, the Company has experienced no material adjustments as a result of audits by the DCAA. The DCAA has not completed audits of the Company's federal contracts for fiscal years 1994 and 1995.

     The Company's federal government contracts may be terminated, in whole or in part, at the convenience of the government. If a termination for convenience occurs, the government generally is obligated to pay the cost incurred by the Company under the contract plus a pro rata fee based upon the work completed. When the Company participates as a subcontractor, the Company is at risk if the prime contractor does not perform its contract. Similarly, when the Company as a prime contractor employs subcontractors, the Company is at risk if a subcontractor does not perform its subcontract.

     Some of the Company's federal government contracts contain options which are exercisable at the discretion of the customer. An option may extend the period of performance for one or more years for additional consideration on terms and conditions similar to those contained in the original contract. An option may also increase the level of effort and assign new tasks to the Company. In the Company's experience, options are usually exercised.

     The Company's eligibility to perform under its federal government contracts requires the Company to maintain adequate security measures. The Company has implemented security procedures necessary to satisfy the requirements of its federal government contracts.

BACKLOG

     The Company had a backlog of approximately $950.4 million, including options of $431.2 million, at May 31, 1996. The Company had a backlog of $505.7 million, including options of $217.8 million, at August 31, 1995, compared to a backlog of $520.1 million, including options of $259.8 million, at August 31, 1994. Backlog represents the amount of revenues expected to be realized from awarded contracts. Therefore, the amount in backlog is typically less than the face amount of the contract. The amount includes estimates based on the Company's experience with similar awards and customers and estimates of revenues that would be recognized from the performance of options, under existing contracts, that may be exercised by the customer. These estimates are reviewed periodically and are adjusted based on the latest available information. Historically, these adjustments have not been significant. Because contracts in backlog are typically multi-year contracts, an increase in backlog may not translate into proportional revenue growth in any future period. Management believes that approximately 6% to 8% of the Company's backlog at May 31, 1996, will result in revenues for the three months ending August 31, 1996.

     The backlog amounts as presented are comprised of funded and unfunded components. Funded backlog represents the sum of contract amounts for which funds have been specifically obligated by customers to contracts. Unfunded backlog represents future contract or option amounts that customers may obligate over the specified contract performance periods. The Company's customers allocate funds for expenditures on long-term contracts on a periodic basis. The Company is committed to provide services under its contracts to the extent funds are provided. The funded component of the Company's backlog at May 31, 1996 was approximately $144.4 million. The funded components of the Company's backlog at August 31, 1995 and 1994, were $56.0 million and $48.6 million, respectively. The ability of the Company to realize revenues from contracts in backlog is dependent upon adequate funding for such contracts. Although funding of its contracts is not within the Company's control, actual contract fundings have been approximately equal to the aggregate amounts of the contracts.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success has resulted, in part, from its methodologies and other proprietary intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements and technical measures to protect its proprietary rights. The Company generally enters into confidentially and nonsolicitation agreements with its clients and potential clients and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     The Company's business does not depend on patents, copyrights, and trademarks. Management believes that the Company's success depends on the innovative skills and technical competence of its personnel rather than on the ownership of patents, copyrights or trademarks. Technology developed by the Company under its federal contracts is owned by the U.S. Government.

EMPLOYEES

     At May 31, 1996, the Company had 1,655 full-time employees. Of the Company's professional employees, 95% hold undergraduate degrees and 38% hold advanced degrees. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relationship with its employees to be good.

FACILITIES

     The Company currently leases approximately 195,000 square feet of office space in Huntsville, Alabama, and approximately 194,000 square feet of office space in 26 other locations throughout the United States. The Company's leases expire at varying periods from 1996 to 2005, and currently call for minimum annual lease payments of approximately $2.7 million. Certain of the lessors under such leases are affiliated with the Company. See Note 6 to Notes to the Company's Consolidated Financial Statements.

LEGAL PROCEEDINGS

     On May 31, 1996, the Company purchased all of the capital stock of AME pursuant to an agreement which provides indemnification of the Company by the sellers against all damages arising out of litigation pending against AME. One of the pending cases was PRC, Inc. v. AME, et al., instituted on January 2, 1996 in the Circuit Court of Arlington County, Virginia, Chancery No. 96.1, wherein PRC, Inc. alleged that, among other matters, AME and certain of its employees conspired to illegally acquire the PRC Engineering Department, including its employees, customers, property and proprietary information.

     The trial of this non-jury action commenced May 28, 1996 and concluded on June 19, 1996. At that time the judge orally announced his tentative findings and conclusions of law awarding PRC, Inc. monetary damages totaling approximately $4.1 million, exclusive of attorneys' fees and expenses estimated to be in the range of $650,000 to $700,000. While the court's pronouncement is presently inconclusive and subject to change, it is an indication of the amount of the final judgement expected to be entered. In addition to the sellers' contractual indemnity, an escrow account funded by the sellers in the amount of approximately $5.6 million exists to secure the sellers' indemnity which the Company believes will be adequate to cover the potential liability associated with this litigation.

                                   MANAGEMENT

     The following sets forth certain information concerning the directors and executive officers of the Company as of May 31, 1996:

                   NAME                  AGE                         POSITION
    -----------------------------------  ---     ------------------------------------------------
    Chris H. Horgen....................  49      Chief Executive Officer and Chairman
    Michael J. Mruz....................  50      President, Chief Operating Officer and Director
    Roy J. Nichols.....................  58      Senior Vice President and Vice Chairman
    Patsy L. Hattox....................  47      Corporate Vice President, Chief Administrative
                                                 Officer, Secretary and Director
    Allen E. Dillard...................  36      Vice President, Chief Financial Officer and
                                                 Treasurer
    Earl Madden........................  64      Vice President and Chief Procurement Officer
    James C. Moule.....................  60      President, Nichols Federal
    Michael W. Solley..................  38      President, Nichols InfoFed
    Thomas L. Patterson................  53      President, NicholSELECT
    Roger P. Heinisch..................  58      Director
    John R. Wynn.......................  51      Director
    William E. Odom....................  64      Director
    James R. Thompson, Jr..............  60      Director
    Phil E. DePoy......................  60      Director
    Robert W. Hager....................  68      Director

     Chris H. Horgen is a co-founder of the Company, and has been Chairman of the Board since 1991 and Chief Executive Officer since 1983. Mr. Horgen was Co-Chairman of the Board from 1984 to 1991 and Executive Vice President from 1976 to 1983. From 1975 to 1976, Mr. Horgen was Branch Chief of Optical Analysis at McDonnell Douglas Astronautics Company, an aerospace and defense contractor. From 1972 to 1975, he was a Project Manager for Optical Programs for the U.S. Army, and from 1969 to 1972, he was an officer in the U.S. Air Force. He holds a bachelors degree and a masters degree in Aerospace Engineering from Iowa State University and a masters degree in System Management from the University of Southern California. Mr. Horgen also serves as a director of SouthTrust Bank of Alabama, N.A.

     Michael J. Mruz became President of the Company in August 1994, and its Chief Operating Officer and a Director in September 1994. From 1989 to 1994, Mr. Mruz served as Executive Vice President, Chief Financial and Administrative Officer, and a member of the Board of Directors of BDM International, Inc. ("BDM"), a defense contractor. While at BDM, Mr. Mruz held the positions of Corporate Vice President from 1988 to 1989, Vice President/General Manager of BDM's Huntsville Technology Center from 1983 to 1988, Vice President, Systems Design and Analysis from 1979 to 1983, and various management and technical positions from 1974 to 1979. Mr. Mruz served in the U.S. Air Force from 1968 through 1974 in research and development assignments involving communications systems. Mr. Mruz holds a bachelors degree in Mathematics from Villanova University, and a masters degree in Systems Analysis from the Air Force Institute of Technology.

     Roy J. Nichols is a co-founder of the Company, and has been Vice Chairman of the Board and Senior Vice President since 1991. Mr. Nichols was the President of the Company from 1976 to 1991. He is currently working on a part-time basis for the Company. Mr. Nichols was Co-Chairman of the Board from 1984 to 1991. From 1969 to 1976, Mr. Nichols was Chief Engineer at McDonnell Douglas Astronautics Company and from 1958 to 1968, he was Program Manager for the University of Michigan's Willow Run Laboratories. Mr. Nichols holds bachelors and masters degrees in Aeronautical and Astronautical Engineering from the University of Michigan. Mr. Nichols also serves as a director of Adtran, Inc.

     Patsy L. Hattox has served as a Director and Corporate Secretary since 1980, as Vice President of Administration and Investor Relations since 1988, and as Chief Administrative Officer since 1991. From 1985 to 1988, she held the position of Division Director for Administration. Ms. Hattox holds a bachelors degree in Business Administration from Athens State College.

     Allen E. Dillard became Chief Financial Officer and Corporate Treasurer in 1994 and a Vice President in 1995. He joined the Company in 1992 as Staff Manager of Finance and Accounting. From 1983 to 1992, Mr. Dillard was employed with Ernst & Young LLP, where he served as Senior Manager from 1992, as Manager from 1988 to 1992, and as Staff Accountant from 1983 to 1988. Mr. Dillard is a certified public accountant and holds a bachelors degree in Accounting from the University of Alabama at Birmingham.

     Earl Madden became Chief Procurement Officer in 1994 and a Vice President in 1995. He joined the Company in 1983 as Manager of Contract Administration and Purchasing after twenty-four years experience with the U.S. government in the contracts and logistics field. From 1986 to 1989, Mr. Madden served as Directorate Director of Contract Administration and Purchasing, and from 1989 to 1994 he served as the Division Director of Contract Administration and Purchasing. Mr. Madden has a masters degree in Contract Management from Florida Institute of Technology.

     James C. Moule became President of Nichols Federal in 1995. Since Mr. Moule joined the Company in 1988 through 1995, he served as Vice President of the Southwest Region. From 1987 to 1988, he was employed by McDonnell Douglas Astronautics Company as a Program Director. Prior to joining McDonnell Douglas, Mr. Moule was employed by the Northrop Corporation where he served as Program Manager from 1981 to 1982; Vice President, Engineering from 1982 to 1984; and Director of Advanced Programs from 1985 to 1987. Mr. Moule holds a bachelors degree in Physics from the University of California in Los Angeles.

     Michael W. Solley joined the Company in 1983 and has been President of Nichols InfoFed since July 1996. From 1985 to July 1996, Mr. Solley was the Vice President for the computer systems integration unit and from 1980 to 1983, he managed several large computer systems integration contracts. Mr. Solley holds a bachelors degree in Electrical Engineering from the University of Alabama in Huntsville.

     Thomas L. Patterson joined the Company in July 1996 as President of NicholSELECT. Mr. Patterson has also been President of TXEN, Inc., an information technology company for managed care organizations, since he founded it in 1989. From 1980 to 1989, he was President of SEAKO, Inc., an information technology company for practice management and managed care systems. Mr. Patterson holds a bachelors degree in Mechanical Engineering and a masters degree in Engineering Mechanics from the University of Alabama.

     Roger P. Heinisch has been a Director of the Company since 1984. He has been Vice President Engineering with Alliant Techsystems, Inc., a defense contractor, since 1991. He was employed by Honeywell, Inc., a defense contractor, from 1968 to 1990. While at Honeywell, Dr. Heinisch held the positions of Vice President of Manufacturing and Materials Operations of the Defense Systems Group from 1989 to 1990, Vice President and Deputy, Science and Technology from 1988 to 1989, Vice President of Flight Systems Operations from 1985 to 1988, and Vice President for Honeywell's System and Research Center from 1982 to 1985. Dr. Heinisch holds bachelors and masters degrees in Nuclear Engineering from Marquette University and a doctorate degree in Engineering from Purdue University. Dr. Heinisch also serves as a director of Non-Volatile Electronics, Inc.

     John R. Wynn has been a Director of the Company since 1985. He is a practicing attorney in Huntsville, Alabama and has been a member of the law firm of Lanier Ford Shaver & Payne, P.C. and its predecessors since 1970. The firm has served as general counsel to the Company since 1983.

     Lt. Gen. (Ret.) William E. Odom has been a Director of the Company since 1991. He has been Director of National Security Studies for Hudson Institute, a nonprofit organization which analyzes, evaluates, and formulates foreign, military, and domestic policy, since 1988. He also serves as an adjunct professor at Yale University. In 1988, General Odom retired from the Army after 34 years of service. At the time of his retirement, General Odom was Director of the National Security Agency and Chief, Central Security Service, at Fort George Meade, Maryland. As Director of the National Security Agency from 1985 to 1988, General Odom was responsible for the agency's work in signal intelligence and communications security and was the principal signal intelligence advisor to the Secretary of Defense, the Director of Central Intelligence, and the Joint Chiefs of Staff. General Odom received a bachelors degree in Engineering from the United States

Military Academy. He also holds a masters degree and a doctorate degree in Political Science from Columbia University.

     James R. Thompson, Jr., has been a Director of the Company since 1992. He has been Executive Vice President of Orbital Sciences Corporation, a space technology company, since 1991. From 1989 to 1991, he served as Deputy Administrator for NASA. From 1986 to 1989, he served as the Director of NASA's Marshall Space Flight Center. From 1983 to 1986, he was the Deputy Director for Technical Operations for Princeton Applied Physics Laboratory. Mr. Thompson holds a bachelors degree in Aeronautical Engineering from Georgia Institute of Technology and a masters degree in Mechanical Engineering from the University of Florida. Mr. Thompson also serves as a director of Orbital Sciences Corporation and Spacehab, Inc.

     Phil E. DePoy has been a Director of the Company since 1994. He has served as President of the National Opinion Research Center ("NORC"), a non-profit corporation engaged in survey research for the public interest and affiliated with the University of Chicago, since 1992. From 1985 to 1992, Dr. DePoy served as Distinguished Senior Fellow and President and Chief Executive Officer of the Center for Naval Analyses ("CNA") located in Alexandria, Virginia. CNA's research efforts include operations analysis, systems analysis, and systems engineering efforts for the Navy and other government agencies. He served in a variety of capacities at CNA from 1959 through 1991, beginning as an analyst and field representative. He became CNA's President and CEO in 1985. Dr. DePoy received his bachelors degree in Chemical Engineering from Purdue University, his masters degree in Nuclear Engineering from Massachusetts Institute of Technology, and his doctorate degree in Chemical Engineering from Stanford University.

     Robert W. Hager has been a Director of the Company since 1994. He retired from The Boeing Company in March 1993, where he had been Vice President-General Manager of the Missiles and Space Division since 1991. He was responsible for all missile and space programs within Boeing. In May 1989, Mr. Hager became Vice President-General Manager of Boeing's Huntsville Division. From 1984 to 1989, he served as Vice President, Space Station Freedom. He was Vice President of Engineering for Boeing Aerospace before his Space Station position. Mr. Hager received his masters degree in Civil Engineering from the University of Washington. He is a Trustee of the University of Washington's Space Research Association.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The table below sets forth certain information regarding the beneficial ownership of the outstanding Common Stock of the Company as of May 31, 1996, and as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered hereby by (i) each person known by the Company to own beneficially more than 5% of such stock; (ii) each director of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) Chris H. Horgen, the Company's Chief Executive Officer, and Michael J. Mruz, John D. Jones, James C. Moule and Jerry T. Bosley, the four most highly compensated executive officers of the Company during fiscal 1995 (collectively, the "Named Executive Officers"). Unless otherwise indicated, each stockholder named has sole voting and dispositive power with respect to his shares.

                                         BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                         PRIOR TO OFFERING(1)                         AFTER OFFERING(1)
                                         ---------------------      NUMBER OF       ---------------------
                                         NUMBER OF                 SHARES BEING     NUMBER OF
                 NAMES                    SHARES       PERCENT       OFFERED         SHARES       PERCENT
- ---------------------------------------  ---------     -------     ------------     ---------     -------
Brinson Partners, Inc.(2)..............   602,303         9.2%        -0-            602,303         8.0%
David L. Babson and Co., Inc.(3).......   517,500         7.9         -0-            517,500         6.9
Account Management, Inc.(4)............   420,500         6.5         -0-            420,500         5.6
Directors:
Chris H. Horgen(5).....................   293,334         4.5         -0-            293,334         3.9
Michael J. Mruz(6).....................    95,500         1.5         -0-             95,500         1.3
Roy J. Nichols(7)......................   333,432         5.1         30,000(15)     303,432         4.0
Patsy L. Hattox(8).....................    42,547           *         -0-             42,547           *
Phil E. DePoy(9).......................     2,500           *         -0-              2,500           *
Robert W. Hager(10)....................     3,000           *         -0-              3,000           *
Roger P. Heinisch(11)..................    14,334           *         -0-             14,334           *
William E. Odom(12)....................     6,002           *         -0-              6,002           *
James R. Thompson, Jr.(13).............     4,000           *         -0-              4,000           *
John R. Wynn(14).......................    11,601           *         -0-             11,601           *
Named Executive Officers who are not
  Directors:
John D. Jones(16)......................    37,147           *         -0-             37,147           *
James C. Moule(17).....................    33,367           *         -0-             33,367           *
Jerry T. Bosley(18)....................    11,888           *         -0-             11,888           *
Other Selling Stockholders:
John C. Henderson......................     1,661           *            500           1,161           *
Mark S. Dendinger......................     4,984           *            300           4,684           *
Bennie H. Palmer, Jr...................     1,661           *            500           1,161           *
All directors and executive officers as
  a group (15 persons)(19).............   917,512        14.0         30,000(15)     887,512        11.8

- ---------------
  *  Less than 1%

 (1) Shares issuable under options exercisable within 60 days are considered outstanding for the purpose of calculating the percentage of Common Stock owned by each executive officer, director, and 5% stockholder who has options exercisable within 60 days, but such shares are not considered outstanding with respect to any other executive officer, director, or 5% stockholder.

 (2) The principal mailing address for Brinson Partners, Inc., is 209 South LaSalle Street, Suite 20, Chicago, IL 60604-1295.

 (3) The principal mailing address for David L. Babson & Co., Inc., is One Memorial Drive, Cambridge, MA 02142-1300.

 (4) The principal mailing address for Account Management, Inc., is 2 Newberry Street, Boston, MA 02116.

 (5) Includes 1,033 shares held by an adult child who is a member of Mr. Horgen's household, and 66,000 shares held directly by Mr. Horgen's spouse.

 (6) Includes 17,500 shares which are subject to immediately exercisable options held by Mr. Mruz and 8,000 shares held in a revocable trust, of which both Mr. Mruz and his spouse are trustees.

 (7) Represents 244,542 shares held in a revocable trust for Mr. Nichols and his spouse, of which both are trustees, and 88,890 shares held in the Roy J. Nichols and Susan B. Nichols Charitable Remainder Unitrust, of which Mr. Nichols is the sole trustee. Mr. Nichols currently resides at 2430 Covemont Drive, Huntsville, AL 35801.

 (8) Includes 3,175 shares which are subject to immediately exercisable options held by Ms. Hattox.

 (9) Includes 2,000 shares which are subject to immediately exercisable options held by Dr. DePoy.

(10) Represents 2,000 shares which are subject to immediately exercisable options held by Mr. Hager, and 1,000 shares which are held in joint tenancy with Mr. Hager's spouse.

(11) Includes 5,002 shares which are subject to immediately exercisable options held by Dr. Heinisch.

(12) Includes 5,002 shares which are subject to immediately exercisable options held by General Odom.

(13) Represents 4,000 shares which are subject to immediately exercisable options held by Mr. Thompson.

(14) Includes 4,000 shares which are subject to immediately exercisable options held by Mr. Wynn, and 266 shares held by Mr. Wynn's spouse for the benefit of minor children.

(15) These shares are being sold solely by the Roy J. Nichols and Susan B. Nichols Charitable Remainder Unitrust. Roy J. Nichols, as the sole trustee of this trust, is the beneficial owner of these shares. See footnote (7) above.

(16) Includes 3,009 shares which are subject to immediately exercisable options held by Dr. Jones.

(17) Includes 3,010 shares which are subject to immediately exercisable options held by Mr. Moule.

(18) Includes 6,007 shares which are subject to immediately exercisable options held by Mr. Bosley.

(19) Includes 46,096 shares which are subject to stock options exercisable within 60 days, 66,200 shares owned by the spouses of two officers, 252,542 shares held in trusts by two officers and their spouses, 88,890 shares held in trust by an officer who is sole trustee, 1,000 shares held in joint tenancy with a spouse, 1,033 shares held by an adult child who is a member of an officer's household, 266 shares held by the spouse of a director for the benefit of minor children and 400 shares held by an officer as custodian for a minor child.

                          DESCRIPTION OF COMMON STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share. As of May 31, 1996 there were 6,514,116 shares of Common Stock outstanding. The Common Stock is currently held by approximately 2,500 stockholders.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulative voting rights in the election of directors. The holders of Common Stock are entitled to receive, pro rata, dividends out of funds legally available for distribution when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution, or winding-up of the Company. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The Common Stock currently outstanding is, and the Common Stock issued in this Offering will be, fully paid and nonassessable. There are no restrictions under the Company's Certificate of Incorporation or By-laws on the transferability of the Common Stock.

     The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, New York, New York.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below, for whom The Robinson-Humphrey Company, Inc., Oppenheimer & Co., Inc., and Ferris, Baker Watts, Incorporated, are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                                NUMBER OF
                                   UNDERWRITER                                   SHARES
    --------------------------------------------------------------------------  ---------
    The Robinson-Humphrey Company, Inc. ......................................
    Oppenheimer & Co., Inc. ..................................................
    Ferris, Baker Watts, Incorporated.........................................

                                                                                ---------
              Total...........................................................  1,000,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $       per share. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $       per share in sales to certain other
dealers. After this offering, the public offering price and other selling terms may be changed.

     The Company has granted to the Underwriters a 30-day option to purchase up to an additional 150,000 shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them as shown in the table above bears to the 1,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 1,000,000 shares of Common Stock offered hereby.

     The Company, each of the Company's directors and executive officers, the Selling Stockholders and certain other stockholders of the Company have agreed that they will not sell, offer to sell, grant an option for the sale of, or otherwise dispose of, any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Representatives; provided however, that the Company may issue shares of Common Stock in connection with the exercise of currently outstanding stock options.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In connection with this Offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with

Rule 10b-6A under the Securities Exchange Act of 1934 during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; however, if all independent bids are lowered below the passive market maker's bid, such bid must then be lowered when certain purchase limits are exceeded.

     The Robinson-Humphrey Company, Inc., has from time to time performed, and expects to continue to perform, various investment banking services for the Company on a fee-for-services bases.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company and the Selling Stockholders by Lanier Ford Shaver & Payne, P.C., Huntsville, Alabama. John R. Wynn, a member of the law firm of Lanier Ford Shaver & Payne, P.C., is a director of the Company. As of July 24, 1996, five attorneys of Lanier Ford Shaver & Payne, P.C., including Mr. Wynn, beneficially owned an aggregate of 18,048 shares of Common Stock. Certain legal matters relating to this Offering will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Nichols Research Corporation and the financial statements of Advanced Marine Enterprises, Inc. and TXEN, Inc. appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies may also be obtained through the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Additional information regarding the Company and the Common Stock offered hereby is contained in the Registration Statement on Form S-3 and the exhibits relating thereto filed with the Commission under the Securities Act of 1933, as amended, with respect to the Common Stock being offered by this Prospectus. For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are hereby incorporated by reference in this Prospectus: The Company's (i) Annual Report on Form 10-K for the year ended August 31, 1995; (ii) Quarterly Report on Form 10-Q for the quarter ended November 30, 1995; (iii) Quarterly Report on Form 10-Q for the quarter ended February 29, 1996; (iv) Quarterly Report on Form 10-Q for the quarter ended May 31, 1996; (v) Current Report on Form 8-K dated May 31, 1996, as amended July 24, 1996; and (vi) Registration Statement on Form 8-A filed on January 9, 1987, as amended August 14, 1989.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Patsy
L. Hattox, Secretary, 4040 South Memorial Parkway, Huntsville, Alabama 35802. Telephone requests may be directed to Ms. Hattox at (205) 883-1140.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
NICHOLS RESEARCH CORPORATION
  Report of Independent Auditors......................................................  F-2
  Consolidated Balance Sheets as of August 31, 1993, 1994 and 1995, and May 31, 1996
     (unaudited)......................................................................  F-3
  Consolidated Statements of Income for the years ended August 31, 1993, 1994 and
     1995, and for the nine months ended May 31, 1995 and 1996 (unaudited)............  F-4
  Consolidated Statements of Stockholders' Equity for the years ended August 31, 1993,
     1994 and 1995, and for the nine months ended May 31, 1996 (unaudited)............  F-5
  Consolidated Statements of Cash Flows for the years ended August 31, 1993, 1994 and
     1995, and for the nine months ended May 31, 1995 and 1996 (unaudited)............  F-6
  Notes to Consolidated Financial Statements..........................................  F-7
ADVANCED MARINE ENTERPRISES, INC.
  Report of Independent Auditors......................................................  F-16
  Balance Sheet as of May 31, 1996....................................................  F-17
  Statement of Income for the year ended May 31, 1996.................................  F-18
  Statement of Stockholders' Equity for the year ended May 31, 1996...................  F-19
  Statement of Cash Flows for the year ended May 31, 1996.............................  F-20
  Notes to Financial Statements.......................................................  F-21
TXEN, INC.
  Report of Independent Auditors......................................................  F-24
  Balance Sheets as of June 30, 1995, and May 31, 1996 (unaudited)....................  F-25
  Statements of Income for the year ended June 30, 1995, and the eleven months ended
     May 31, 1995 and 1996 (unaudited)................................................  F-26
  Statements of Stockholders' Equity for the year ended June 30, 1995, and the eleven months ended May 31, 1996 (unaudited)............................................  F-27
  Statements of Cash Flows for the year ended June 30, 1995, and the eleven months ended May 31, 1995 and 1996 (unaudited)..........................................  F-28
  Notes to Financial Statements.......................................................  F-29
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)....................  F-33
NICHOLS RESEARCH CORPORATION AND ADVANCED MARINE ENTERPRISES, INC.
  Pro Forma Condensed Consolidated Statement of Income for the year ended August 31,
     1995 (unaudited).................................................................  F-34
  Pro Forma Condensed Consolidated Statement of Income for the nine months ended May
     31, 1996 (unaudited).............................................................  F-35
  Notes to Pro Forma Condensed Consolidated Statements of Income (unaudited)..........  F-36
NICHOLS RESEARCH CORPORATION AND TXEN, INC. ..........................................  F-37

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Nichols Research Corporation

     We have audited the accompanying consolidated balance sheets of Nichols Research Corporation as of August 31, 1993, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nichols Research Corporation at August 31, 1993, 1994 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
October 12, 1995

                          NICHOLS RESEARCH CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                 AUGUST 31,
                                                                      --------------------------------       MAY 31,
                                                                       1993        1994         1995          1996
                                                                      -------     -------     --------     -----------
                                                                      (IN THOUSANDS EXCEPT SHARE DATA)     (UNAUDITED)
                                                        ASSETS
Current assets:
  Cash and temporary cash investments (Note 1)......................  $22,616     $19,355     $ 17,196      $  13,064
  Accounts receivable (Note 2)......................................   40,785      39,620       53,103         67,094
  Deferred income taxes (Note 1 and 4)..............................    1,460       1,283        1,351          1,351
  Other.............................................................      825       2,010        1,593          2,416
                                                                      -------     -------     --------     -----------
         Total current assets.......................................   65,686      62,268       73,243         83,925
Long-term investments (Note 1 and 3)................................    1,000       7,894        4,530          4,495
Property and equipment (Note 1):
  Computers and related equipment...................................    8,397       9,742       11,973         15,866
  Furniture, equipment and improvements.............................    3,838       3,919        5,149          6,282
  Equipment-contracts...............................................       --       5,771        5,771          5,771
                                                                      -------     -------     --------     -----------
                                                                       12,235      19,432       22,893         27,919
  Less accumulated depreciation.....................................    7,153       8,924       11,434         13,768
                                                                      -------     -------     --------     -----------
  Net property and equipment........................................    5,082      10,508       11,459         14,151
Goodwill (net of accumulated amortization of $171) (Note 1 and 9)...       --          --        8,803         20,774
Other assets (Note 10)..............................................      222          91        2,844          4,341
                                                                      -------     -------     --------     -----------
         Total assets...............................................  $71,990     $80,761     $100,879      $ 127,686
                                                                      ========    ========    =========    ===========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $12,590     $12,483     $ 16,886      $  14,005
  Accrued compensation and benefits (Note 7)........................    5,978       4,731        6,897          9,667
  Income taxes payable (Note 4).....................................      240          --          969            104
  Note payable......................................................       --          --           --         14,500
  Current maturities of long-term debt (Note 5).....................       --         962        1,187          1,191
  Other.............................................................        4          --          531          3,643
                                                                      -------     -------     --------     -----------
         Total current liabilities..................................   18,812      18,176       26,470         43,110
Deferred income taxes (Note 4)......................................      478         949        1,195          1,195
Long-term debt (Note 5):
  Industrial development bonds......................................       --          --        2,000          1,777
  Long-term notes...................................................       --       4,328        3,366          2,716
                                                                      -------     -------     --------     -----------
         Total long-term debt.......................................       --       4,328        5,366          4,493
Commitments (Note 6)
Stockholders' equity (Note 8):
  Common stock, par value $.01 per share
    Authorized - 20,000,000 shares
    Issued - 6,030,997, 6,262,137, 6,439,277, and 6,626,449 shares,
      respectively..................................................       60          63           64             66
  Additional paid-in capital........................................   20,679      22,528       24,258         28,000
  Retained earnings.................................................   31,961      38,467       45,669         52,110
  Less cost of 322,500, 184,377 and 112,333 shares treasury stock,
      respectively..................................................       --      (3,750)      (2,143)        (1,288)
                                                                      -------     -------     --------     -----------
         Total stockholders' equity.................................   52,700      57,308       67,848         78,888
                                                                      -------     -------     --------     -----------
         Total liabilities and stockholders' equity.................  $71,990     $80,761     $100,879      $ 127,686
                                                                      ========    ========    =========    ===========

   The accompanying notes are an integral part of these financial statements.

                          NICHOLS RESEARCH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                    NINE MONTHS ENDED
                                                 YEARS ENDED AUGUST 31,                  MAY 31,
                                           ----------------------------------     ---------------------
                                             1993         1994         1995         1995         1996
                                           --------     --------     --------     --------     --------
                                            (IN THOUSANDS EXCEPT SHARE DATA)           (UNAUDITED)
Revenues (Note 1)......................    $159,112     $143,153     $170,331     $116,848     $153,202
Costs and expenses:
  Direct and allocable costs...........     138,535      124,202      147,584      101,165      129,735
  General and administrative
     expenses..........................      10,203        9,492       12,917        8,648       13,879
                                           --------     --------     --------     --------     --------
          Total costs and expenses.....     148,738      133,694      160,501      109,813      143,614
                                           --------     --------     --------     --------     --------
Operating profit.......................      10,374        9,459        9,830        7,035        9,588
Other income (expense):
  Interest expense (Note 5)............          --           --         (114)         (65)        (226)
  Other income, principally interest...         835          917        1,602        1,188          749
                                           --------     --------     --------     --------     --------
Income before income taxes.............      11,209       10,376       11,318        8,158       10,111
Income taxes (Note 4)..................       4,160        3,870        4,116        3,025        3,670
                                           --------     --------     --------     --------     --------
Net income.............................    $  7,049     $  6,506     $  7,202     $  5,133     $  6,441
                                           ========     ========     ========     ========     ========
Net income per common share (Note 1)...    $   1.13     $   1.05     $   1.15     $    .83     $    .96
                                           ========     ========     ========     ========     ========
Weighted average number of common and
  common equivalent shares
  outstanding..........................    6,253,129    6,205,309    6,279,109    6,211,111    6,741,527
                                           =========    =========    =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                          NICHOLS RESEARCH CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK      ADDITIONAL                            TOTAL
                                            ------------------    PAID-IN     RETAINED  TREASURY   STOCKHOLDERS'
                                              SHARES    AMOUNT    CAPITAL     EARNINGS   STOCK        EQUITY
                                            ----------  ------   ----------   --------  --------   -------------
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
BALANCE, AUGUST 31, 1992...................  5,806,954   $ 58     $ 18,967     $24,912        --      $43,937
Sale of common stock.......................    224,043      2        1,712          --        --        1,714
Net income.................................         --     --           --       7,049        --        7,049
                                            ----------  ------   ----------   --------  --------   -------------
BALANCE, AUGUST 31, 1993...................  6,030,997     60       20,679      31,961        --       52,700
Sale of common stock.......................    231,140      3        1,849          --        --        1,852
Purchase of 322,500 shares of treasury
  stock....................................         --     --           --          --    (3,750)      (3,750)
Net income.................................         --     --           --       6,506        --        6,506
                                            ----------  ------   ----------   --------  --------   -------------
BALANCE, AUGUST 31, 1994...................  6,262,137     63       22,528      38,467    (3,750)      57,308
Sale of common stock.......................    177,090      1        1,517          --        --        1,518
Reissue of 138,123 shares of treasury
  stock....................................         --     --          213          --     1,607        1,820
Net income.................................         --     --           --       7,202        --        7,202
                                            ----------  ------   ----------   --------  --------   -------------
BALANCE, AUGUST 31, 1995...................  6,439,227     64       24,258      45,669    (2,143)      67,848
Employee stock options (unaudited).........    155,963      1        1,529          --        --        1,530
Employee stock purchases (unaudited).......     31,259      1          690          --        --          691
Reissue of 72,044 shares of treasury stock
  (unaudited)..............................         --     --        1,523          --       855        2,378
Net income (unaudited).....................         --     --           --       6,441        --        6,441
                                            ----------  ------   ----------   --------  --------   -------------
BALANCE, MAY 31, 1996 (UNAUDITED)..........  6,626,449   $ 66     $ 28,000     $52,110  $ (1,288)     $78,888
                                              ========  ======     =======     =======   =======   ==========

   The accompanying notes are an integral part of these financial statements.

                          NICHOLS RESEARCH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    NINE MONTHS ENDED
                                                                  YEARS ENDED AUGUST 31,                 MAY 31,
                                                             ---------------------------------     --------------------
                                                              1993         1994         1995        1995         1996
                                                             -------     --------     --------     -------     --------
                                                                      (IN THOUSANDS)                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $ 7,049     $  6,506     $  7,202     $ 5,133     $  6,441
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  Depreciation and amortization............................    1,314        1,858        2,907       2,017        3,070
  Gain on sale of furniture, fixtures and equipment........      (10)         (14)          --          --           --
  Loss on the sale of investments..........................       --           --           34          34           --
  Deferred income taxes....................................      (30)         647          178          --           --
  Changes in assets and liabilities (net of effects of
    acquisitions):
    Accounts receivable....................................   (3,206)       1,165      (10,919)     (2,535)      (6,959)
    Other assets...........................................      (55)      (1,053)         846         823         (677)
    Accounts payable.......................................    1,132         (107)       3,497      (2,373)      (4,917)
    Compensation and benefits..............................      (95)      (1,248)       1,921       2,300        1,658
    Income taxes payable...................................       84         (240)         840         703         (865)
    Other current liabilities..............................     (191)          (4)         326         241        1,687
                                                             -------     --------     --------     -------     --------
    Total adjustments......................................   (1,057)       1,004         (370)      1,210       (7,003)
                                                             -------     --------     --------     -------     --------
         Net cash provided (used) by operating
           activities......................................    5,992        7,510        6,832       6,343         (562)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment.........................   (1,704)      (7,301)      (2,213)     (1,328)      (3,113)
Purchase of long-term investments..........................       --       (7,894)          --          --           --
Payment for non-compete agreement..........................       --           --         (900)       (900)          --
Payments for acquisitions, net of cash acquired............       --           --      (10,547)     (2,869)     (14,763)
Payments for investment in affiliates......................       --           --       (1,535)     (1,535)      (1,546)
Proceeds from sale of long-term investments................    2,500        1,000        3,284       3,284           --
Proceeds from the sale of property and equipment...........       43           32           --          --           --
                                                             -------     --------     --------     -------     --------
         Net cash provided (used) by investing
           activities......................................      839      (14,163)     (11,911)     (3,348)     (19,422)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock.........................    1,714        1,852        1,518       1,039        2,221
Proceeds from long-term notes..............................       --        5,771           --          --           --
Proceeds from note payable.................................       --           --           --          --       14,500
Proceeds from industrial development bonds.................       --           --        2,225       2,225           --
Proceeds from sale of treasury stock.......................       --           --          734         734           --
Payments of long-term debt.................................       --         (481)      (1,557)     (1,003)        (869)
Purchase of treasury stock.................................       --       (3,750)          --          --           --
                                                             -------     --------     --------     -------     --------
         Net cash provided by financing activities.........    1,714        3,392        2,920       2,995       15,852
                                                             -------     --------     --------     -------     --------
Net increase (decrease) in cash and temporary cash
  investments..............................................    8,545       (3,261)      (2,159)      5,990       (4,132)
Cash and temporary cash investments at beginning of
  period...................................................   14,071       22,616       19,355      19,355       17,196
                                                             -------     --------     --------     -------     --------
Cash and temporary cash investments at end of period.......  $22,616     $ 19,355     $ 17,196     $25,345     $ 13,064
                                                             =======     ========     ========     =======     ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Deferred compensation resulting from the exercise of
  restricted stock options and issuance of treasury
  stock....................................................  $    --     $     --     $     81     $    81     $     --
Issuance of treasury stock as consideration in
  acquisition..............................................       --           --        1,005       1,005        2,378

   The accompanying notes are an integral part of these financial statements.

                          NICHOLS RESEARCH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          AUGUST 31, 1993, 1994, 1995
                                AND MAY 31, 1996
          (ALL INFORMATION AS OF MAY 31, 1996 AND FOR THE NINE MONTHS
                   ENDED MAY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     Nichols Research Corporation (NRC) provides information systems and technology services to agencies of the Department of Defense, non-defense federal agencies, state governments and commercial entities.

     The consolidated financial statements include the accounts of Nichols Research Corporation and its wholly-owned subsidiaries (the Company). Wholly-owned subsidiaries as of August 31, 1995, and May 31, 1996, are Communications & Systems Specialists, Inc. (CSSi), NRC Technical Services Corporation (NRCTSC), Conway Computer Group, Inc. (CCG), and Computer Services Corporation (CSC). All significant intercompany balances and transactions have been eliminated in consolidation.

     The interim consolidated financial statements as of May 31, 1996, and for the nine months ended May 31, 1995 and 1996, have not been examined by independent auditors, but in the opinion of the Company, all adjustments, consisting of the normal recurring accruals necessary for a fair presentation of the results of the period, have been made.

  Revenue recognition

     The major portion of the Company's revenues result from services performed under U.S. government contracts, either directly or through subcontracts. Revenue on cost-plus-fee (including award fee) contracts is recognized based on reimbursable costs incurred plus estimated fees earned thereon. Revenue on fixed-price contracts is recognized using the percentage of completion method based on costs incurred in relation to total estimated costs. Revenue on time-and-materials contracts is recognized to the extent of fixed billable rates for hours delivered plus reimbursable costs. Provisions for losses on contracts are recognized in the period in which the loss is first determinable. Unbilled accounts receivable are stated at estimated realizable value.

  Property and equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to ten years for equipment and furniture and over the terms of the related leases for leasehold improvements.

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to disposed of. The Company will adopt Statement No. 121 in the first quarter of fiscal year 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

  Income taxes

     Deferred income taxes are provided for temporary differences between financial and taxable income, primarily related to accrued liabilities and use of accelerated depreciation methods for income tax purposes.

                          NICHOLS RESEARCH CORPORATION

  Net income per common share

     Net income per common share is based upon the weighted average number of common shares and the dilutive common equivalent shares, related to stock options outstanding during the period, less treasury shares assumed to have been purchased with the option proceeds. Dilution in net income per common share on a fully diluted basis is less than 3% in all periods.

  Cash and temporary cash investments

     The Company considers as cash equivalents those securities that are available upon demand or have maturities of three months or less at the time of purchase. At August 31, 1995 and May 31, 1996, temporary cash investments consisted of various money market accounts, primarily with an Alabama bank.

  Stock options

     The Company grants stock for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and intends to continue to do so; accordingly, the Company recognizes no compensation expense for stock option grants.

  Long-term investments

     Investments are classified at the time of purchase and are evaluated as of each balance sheet date. Debt securities, which include municipal obligations and preferred stock, are classified as held-to-maturity and stated at amortized cost. Equity securities, which consist of mutual funds, are classified as available-for-sale and are stated at average cost which approximates fair value. Interest, dividends and amortization of premiums are included in investment income.

  Goodwill

     Goodwill is amortized using the straight-line method over periods ranging from ten to twelve years. The carrying amount of goodwill is evaluated if facts and circumstances suggest that it may not be recoverable over the remaining amortization period. The carrying amount is reduced by the amount estimated not to be recoverable.

  Reclassification

     Certain prior period amounts have been reclassified to conform with the current year's presentation.

NOTE 2 -- ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                      AUGUST 31,
                                                            -------------------------------
                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Billed................................................  $17,058     $15,955     $25,201
    Unbilled..............................................   23,727      23,665      27,902
                                                            -------     -------     -------
                                                            $40,785     $39,620     $53,103
                                                            =======     =======     =======

     Accounts receivable include $32,700,000, $32,900,000 and $36,717,000 due from the U.S. Government at August 31, 1993, 1994 and 1995, respectively.

                          NICHOLS RESEARCH CORPORATION

     Unbilled accounts receivable include retainages of $2,124,000, $2,745,000 and $3,373,000 at August 31, 1993, 1994 and 1995, respectively. Unbilled amounts are classified as current assets since substantially all amounts will be realized within one year.

     Costs related to certain contracts are subject to adjustment from negotiations and audit between the Company and its customers, including representatives of the U.S. Government. Revenues for such contracts and the related unbilled receivables have been recorded in amounts that are expected to be realized.

NOTE 3 -- LONG-TERM INVESTMENTS

     The following is a summary of long-term investments as of:

                                                             GROSS          GROSS        ESTIMATED
                                                           UNREALIZED     UNREALIZED       FAIR
                                                 COST        GAINS          LOSSES         VALUE
                                                ------     ----------     ----------     ---------
                                                                  (IN THOUSANDS)
    AUGUST 31, 1994
    Available-for-sale:
      Mutual funds............................  $3,318       $   --         $   --        $ 3,318
    Held-to-maturity:
      Municipal obligations...................   3,572           --           (123)         3,449
      Preferred stocks........................   1,004           --            (86)           918
                                                ------       ------          -----         ------
                                                 4,576           --           (209)         4,367
                                                ------       ------          -----         ------
                                                $7,894       $   --         $ (209)       $ 7,685
                                                ======       ======          =====         ======
    AUGUST 31, 1995
    Held-to-maturity:
      Municipal obligations...................  $3,526       $   --         $  (40)       $ 3,486
      Preferred stocks........................   1,004           --            (26)           978
                                                ------       ------          -----         ------
                                                $4,530       $   --         $  (66)       $ 4,464
                                                ======       ======          =====         ======

     Contractual maturities of debt securities held-to-maturity occur ratably over the next four years. Proceeds from the sale of investments classified as available-for-sale were $3,284,000 for the year ended August 31, 1995. Gross realized losses as a result of these sales were $34,000 and are included as other income.

                          NICHOLS RESEARCH CORPORATION

NOTE 4 -- INCOME TAXES

     Effective September 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of this change was not significant and prior years' financial statements were not restated.

     The provisions for income taxes consist of the following:

                                                             YEARS ENDED AUGUST 31,
                                            ---------------------------------------------------------
                                                 1993                 1994                 1995
                                            DEFERRED METHOD     LIABILITY METHOD     LIABILITY METHOD
                                            ---------------     ----------------     ----------------
                                                                 (IN THOUSANDS)
    Current:
    Federal...............................      $ 3,505              $2,688               $3,439
    State.................................          685                 535                  499
                                                 ------              ------               ------
                                                  4,190               3,223                3,938
    Deferred:
    Federal...............................           42                 540                  156
    State.................................          (72)                107                   22
                                                 ------              ------               ------
                                                    (30)                647                  178
                                                 ------              ------               ------
                                                 $4,160              $3,870               $4,116
                                                 ======              ======               ======

     The significant components of deferred tax assets and liabilities are as follows:

                                                                     AUGUST 31,     AUGUST 31,
                                                                        1994           1995
                                                                     ----------     ----------
                                                                          (IN THOUSANDS)
    Current deferred tax assets:
    Accrued liabilities not currently deductible...................    $1,283        $  1,351
    Non-current deferred tax liabilities:
    Basis difference for property and equipment....................      (949)         (1,195)
                                                                       ------         -------
                                                                       $  334        $    156
                                                                       ======         =======

     The provision for deferred income taxes for the year ended August 31, 1993 resulted from the following:

                                                                               YEAR ENDED
                                                                               AUGUST 31,
                                                                                  1993
                                                                             --------------
                                                                             (IN THOUSANDS)
    Accrued liabilities not currently deductible...........................      $ (103)
    Use of cash basis accounting for state income tax purposes.............         (79)
    Use of accelerated depreciation for income tax purposes................         117
    Deferred compensation not currently deductible.........................          35
                                                                                  -----
                                                                                 $  (30)
                                                                                  =====

                          NICHOLS RESEARCH CORPORATION

     Income tax expense as a percentage of income before income taxes varies from the federal statutory rate due to the following:

                                                                     YEARS ENDED AUGUST 31,
                                                                     ----------------------
                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Statutory federal income tax rate..............................  34.0%    34.0%    34.0%
    State income taxes, net of federal benefit.....................   3.6      4.1      3.0
    Other..........................................................  (0.5)    (0.8)    (0.6)
                                                                     ----     ----     ----
                                                                     37.1%    37.3%    36.4%
                                                                     ====     ====     ====

     The Company made income tax payments of approximately $4,106,000, $4,259,000 and $2,283,000 in 1993, 1994 and 1995, respectively.

NOTE 5 -- LINE OF CREDIT AND LONG-TERM DEBT

     In August 1995, the Company renegotiated its line of credit which now provides for borrowing up to $73,500,000. Borrowings are secured primarily by accounts receivable. A commitment fee of .125% of the unused portion is payable quarterly under this agreement. The agreement expires March 1997 and is renewable annually. Borrowings under this agreement bear interest at the London Interbank Offered Rate (LIBOR) plus 1.25%. There were no outstanding borrowings on this facility at August 31, 1995 and $14,500,000 (unaudited) at May 31, 1996.

     In 1993 and 1994, the Company had a $22,000,000 bank line of credit, consisting of $12,000,000 secured by accounts receivable and $10,000,000 unsecured, with interest at the bank's commercial base rate.

     In January 1995, the Company received $2,225,000 in bond proceeds from the Alabama State Industrial Development Authority. The proceeds are restricted for use in acquiring certain capital assets. At August 31, 1995, approximately $1,769,000 of such restricted amounts are included on the consolidated balance sheet as cash and temporary cash investments. The bonds are payable in equal annual principal installments of $225,000 through January 2005. The bonds bear a variable rate of interest computed weekly but contain an option for a fixed rate for a specified length of time. The bonds are secured by a letter of credit. Interest payments of $114,000 were made in fiscal year 1995.

     The Company borrowed $5,771,000 in fiscal year 1994 under a term loan agreement. The proceeds were used to purchase computer hardware. The agreement requires equal monthly principal installments of $80,153 until February 2000. The loan bears interest at LIBOR plus 0.75% and is secured by the computer hardware which has a carrying value of $4,328,000. Interest payments of $134,000 and $298,000 were made in fiscal years 1994 and 1995, respectively. Interest expense is included in the consolidated statements of income as a direct and allocable cost.

NOTE 6 -- RELATED PARTY TRANSACTIONS AND COMMITMENTS

     The Company leases office facilities under various operating leases, including leases with companies in which certain officers and stockholders have ownership interests. The leases generally have terms of one to ten years. Rent expense for all operating leases was as follows:

                                                                  YEARS ENDED AUGUST 31,
                                                               ----------------------------
                                                                1993       1994       1995
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Total rent expense.......................................  $4,065     $3,684     $3,561
    Amounts to related parties...............................   1,088      1,038      1,002

                          NICHOLS RESEARCH CORPORATION

     Future minimum lease payments under operating leases with remaining terms of one year or more are:

                                                               YEARS ENDED AUGUST 31,
                                                  ------------------------------------------------
                                                   1996       1997       1998       1999      2000
                                                  ------     ------     ------     ------     ----
                                                                   (IN THOUSANDS)
Total.........................................    $2,724     $2,281     $1,754     $1,229     $946
Amounts to related parties....................       850        635        420        420      420

NOTE 7 -- DEFINED CONTRIBUTION BENEFIT PLANS

     Substantially all full-time employees are covered by one of several defined contribution plans offered by the Company. Employees are permitted to defer from 0% to 15% of their salary depending on the plan in which they participate. A Company matching contribution is determined based on employee deferral percentage and ranges from 0% to a maximum of 2.5%. Discretionary contributions may also be made to plans as determined annually by the Board of Directors. Total provisions for employee retirement plans were approximately $4,050,000, $3,475,000 and $4,130,000 for 1993, 1994 and 1995, respectively.

NOTE 8 -- EMPLOYEE STOCK OPTIONS AND STOCK PURCHASE PLANS

     The Company has employee stock option plans that provide for the issuance of incentive stock options (as defined by the Internal Revenue Code) and non-statutory stock options to key employees, including officers of the Company and its subsidiaries, except those officers who are members of the Stock Option Committee. Options are nontransferable and exercisable only during employment, with certain exceptions. Options expire five years from the date of grant. At August 31, 1995, 315,807 shares were available for grant under these plans.

     The Company also has a stock option plan for non-employee members of the Board of Directors. At August 31, 1995, 50,995 shares were available for grant under this plan.

     A summary of activity relating to stock options is as follows:

                                                  INCENTIVE      NON-EMPLOYEE    NON-STATUTORY
                                                STOCK OPTIONS   STOCK OPTIONS    STOCK OPTIONS    TOTAL
                                                -------------   --------------   -------------   --------
Options outstanding at August 31, 1992........      680,062          8,338           43,000       731,400
  Granted ($12.50-$18.00 per share)...........      271,094          4,000               --       275,094
  Exercised ($4.32-$8.64 per share)...........     (163,676)            --          (15,000)     (178,676)
  Expired.....................................      (28,437)            --               --       (28,437)
                                                   --------        -------         --------      --------
Options outstanding at August 31, 1993........      759,043         12,338           28,000       799,381
  Granted ($10.00-$15.50 per share)...........      151,942          4,000           70,000       225,942
  Exercised ($4.50-$10.75 per share)..........     (154,224)        (1,333)         (28,000)     (183,557)
  Expired.....................................      (49,608)            --               --       (49,608)
                                                   --------        -------         --------      --------
Options outstanding at August 31, 1994........      707,153         15,005           70,000       792,158
  Granted ($11.00-$18.50 per share)...........      304,349          6,000               --       310,349
  Exercised ($5.82-$15.13 per share)..........     (130,593)        (1,333)              --      (131,926)
  Expired.....................................      (72,453)            --               --       (72,453)
                                                   --------        -------         --------      --------
Options outstanding at August 31, 1995........      808,456         19,672           70,000       898,128
                                                   ========        =======         ========      ========
Options exercisable August 31, 1995
  ($5.82-$18.00 per share)....................      200,687         19,672           17,500       237,859
                                                   ========        =======         ========      ========

     The Company has an employee stock purchase plan that allows eligible employees to purchase common stock at less than fair market value. Effective March 1, 1994, the plan was amended to reduce the purchase price from 90% to 85% of fair market value on each quarterly purchase date. Purchases are limited to the

                          NICHOLS RESEARCH CORPORATION
lesser of 10% of an employee's annual compensation or $25,000. Shares of common stock issued under this plan were 45,367, 47,583 and 45,164 in 1993, 1994 and 1995, respectively.

     On September 1, 1994, a Restricted Stock Option for 70,000 shares of common stock was granted to and exercised by an officer of the Company. The exercise price was 90% of fair market value on the date of exercise. The issued shares were restricted treasury stock.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation, which requires that financial statements include certain disclosures about the stock-based employees compensation and allows, but does not require, a fair value-based method of accounting for such compensation. The Company believes that this fair value-based method of accounting, if adopted, would not have a material effect on the consolidated financial statements. The Company will adopt the disclosure provisions of Statement No. 123 in fiscal year 1997.

NOTE 9 -- BUSINESS COMBINATIONS

     On September 1, 1994, NRC acquired all of the outstanding stock of Communications & Systems Specialists, Inc. (CSSi), an information systems development company. Aggregate cash consideration of approximately $1,800,000 was paid. The acquisition was accounted for using the purchase method of accounting, resulting in goodwill of approximately $340,000 and allocation of $900,000 to a non-compete agreement between the predecessor's president and NRC. The intangible assets are being amortized using the straight-line method; goodwill over an estimated useful life of ten years and the non-compete over the five-year term of the agreement. The consolidated financial statements include the results of operations for the acquired company for the entire 1995 fiscal year.

     On May 16, 1995, NRC acquired a 100% interest in Conway Computer Group
(CCG), a group of three commercial information service companies. Aggregate consideration of approximately $3,000,000 was paid at closing; $2,000,000 in cash and 68,123 shares of restricted treasury stock with an approximate value of $1,000,000. An additional $900,000 of cash consideration is payable contingent upon achieving specified future operating results as defined in the agreement. The acquisition was accounted for using the purchase method of accounting, resulting in goodwill of approximately $2,445,000, which is being amortized using the straight-line method over an estimated useful life of twelve years. The consolidated financial statements include the results of operations for the acquired company from the date of acquisition.

     On June 30, 1995, NRC acquired substantially all of the assets and liabilities of Computer Services Corporation (CSC), a healthcare information system and services company in the practice management area. Aggregate cash consideration of approximately $7,550,000 was paid. The acquisition was accounted for using the purchase method of accounting, resulting in goodwill of approximately $6,189,000, which is being amortized using the straight-line method over an estimated useful life of twelve years. The consolidated financial statements include the results of operations for the acquired company from the date of acquisition.

                          NICHOLS RESEARCH CORPORATION

     The following unaudited pro forma summary presents information as if all the acquisitions had occurred at the beginning of each fiscal year presented. The pro forma information is presented for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the combined companies.

                                                                      YEARS ENDED AUGUST
                                                                              31,
                                                                          (UNAUDITED)
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
                                                                     (IN THOUSANDS EXCEPT
                                                                        PER SHARE DATA)
    Revenues.......................................................  $163,885     $181,737
    Net income.....................................................     6,443        7,292
    Net income per common share....................................  $   1.02     $   1.15

     On May 31, 1996, the Company entered into a stock purchase agreement and purchased all of the issued and outstanding capital stock of Advanced Marine Enterprises, Inc. (AME), a Virginia corporation. The purchase price was approximately $17,522,000, of which $15,122,000 was paid in cash and $2,400,000 was paid in Common Stock of the Company. The cash was borrowed under the Company's existing credit agreement. The transaction was accounted for as a purchase and the consolidated balance sheet at May 31, 1996 includes the accounts of AME.

NOTE 10 -- INVESTMENT IN AFFILIATE

     In December 1994, the Company acquired a 19.9% interest in TXEN, Inc., an information systems and services company in the managed healthcare industry. The Company paid approximately $1,500,000 and holds an option to acquire all outstanding shares in the future. The investment is accounted for using the equity method due to the purchase option agreement and is included in noncurrent other assets on the consolidated balance sheet at August 31, 1995. An officer of the Company holds a 4.5% interest in TXEN, Inc. and would be beneficially impacted if the Company exercises its option.

     In October 1995, the Company entered into an agreement to purchase 1,000 shares of Series B Preferred Stock of HealthGate Data Corporation (HealthGate). HealthGate provides a biomedical and health information system on the World Wide Web. The agreement provides for four equal purchase installments of $400,000, contingent upon HealthGate achieving certain milestones as defined in the agreement. Three installments have been made as of May 31, 1996 with the remaining installment due June 1996. The 1,000 shares of preferred stock are convertible into 20% of the common stock on a fully diluted basis at the date of the agreement.

     In January 1996, the Company invested approximately $200,000 to acquire a 50% interest in a joint venture, HealthShare, L.L.C. HealthShare's mission is to provide an integrated information system and support services that enhances the quality and efficiency of healthcare delivery at a reduced cost.

                          NICHOLS RESEARCH CORPORATION

NOTE 11 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          OPERATING                     NET INCOME PER
                                             REVENUES      PROFIT       NET INCOME       COMMON SHARE
                                             --------     ---------     ----------     ----------------
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
YEAR ENDED AUGUST 31, 1994:
  First Quarter............................  $ 34,079      $ 2,464        $1,693             $.27
  Second Quarter...........................    32,787        2,348         1,632              .26
  Third Quarter............................    35,561        2,319         1,600              .26
  Fourth Quarter...........................    40,726        2,328         1,581              .26
YEAR ENDED AUGUST 31, 1995:
  First Quarter............................  $ 36,231      $ 2,270        $1,628             $.27
  Second Quarter...........................    36,174        2,296         1,676              .27
  Third Quarter............................    44,444        2,470         1,829              .29
  Fourth Quarter...........................    53,482        2,794         2,069              .32
NINE MONTHS ENDED MAY 31, 1996:
  First Quarter............................  $ 49,030      $ 2,938        $2,014             $.30
  Second Quarter...........................    49,003        3,093         2,051              .31
  Third Quarter............................    55,169        3,557         2,376              .35

     Second and third quarter operating profit for the year ended August 31,1995 were adjusted from the amounts reported in the Quarterly Reports on Form 10-Q by $8,000 and $57,000, respectively, to reflect the effect of reporting interest expense as other expense.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Advanced Marine Enterprises, Inc.

     We have audited the accompanying balance sheet of Advanced Marine Enterprises, Inc. as of May 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Marine Enterprises, Inc. at May 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
July 1, 1996

                       ADVANCED MARINE ENTERPRISES, INC.

                                 BALANCE SHEET

                                  MAY 31, 1996

                                           ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $   412,284
  Accounts receivable (Note 2)..................................................    7,028,322
  Employee advances and other receivables.......................................       26,571
  Prepaid expenses..............................................................      172,837
                                                                                  -----------
          Total current assets..................................................    7,640,014
Property, equipment and improvements:
  Furniture and fixtures........................................................      422,582
  Computers and related equipment...............................................    4,425,393
  Automobiles...................................................................      143,323
  Leasehold improvements........................................................      349,301
                                                                                  -----------
                                                                                    5,340,599
  Less accumulated depreciation and amortization................................   (3,385,675)
                                                                                  -----------
  Net property, equipment and improvements......................................    1,954,924
Other assets....................................................................        4,763
                                                                                  -----------
          Total assets..........................................................  $ 9,599,701
                                                                                   ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $ 2,176,176
  Accrued expenses..............................................................    1,057,851
  Accrued compensation and benefits.............................................    1,037,428
  Billings in excess of cost and estimated earnings.............................      305,827
                                                                                  -----------
          Total current liabilities.............................................    4,577,282
Commitments and contingencies (Notes 4 and 8)
Stockholders' equity:
  Common stock, Series A, $1 par value; authorized 60,000 shares, 27,900 shares
     issued and outstanding (Note 5)............................................       27,900
  Common stock, Series B, $1 par value; authorized 500,000 shares, 271,642
     shares issued and outstanding..............................................      271,642
  Additional paid-in capital....................................................      949,906
  Retained earnings.............................................................    4,167,528
  Less cost of 30,192 shares treasury stock (Note 7)............................     (394,557)
                                                                                  -----------
          Total stockholders' equity............................................    5,022,419
                                                                                  -----------
          Total liabilities and stockholders' equity............................  $ 9,599,701
                                                                                   ==========

                            See accompanying notes.

                       ADVANCED MARINE ENTERPRISES, INC.

                              STATEMENT OF INCOME

                            YEAR ENDED MAY 31, 1996

Revenue.........................................................................  $35,543,255
Costs and expenses:
  Direct and allocable expenses.................................................   22,873,960
  General and administrative expenses...........................................   10,772,582
                                                                                  -----------
          Total costs and expenses..............................................   33,646,542
                                                                                  -----------
Operating profit................................................................    1,896,713
Other income (expense):
  Other income..................................................................       97,951
  Interest expense..............................................................       (4,197)
                                                                                  -----------
          Net income............................................................  $ 1,990,467
                                                                                   ==========

                            See accompanying notes.

                       ADVANCED MARINE ENTERPRISES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                            YEAR ENDED MAY 31, 1996

                        COMMON STOCK, SERIES
                                  A             COMMON STOCK, SERIES B
                        ---------------------   ----------------------
                         NUMBER OF               NUMBER OF               ADDITIONAL                                 TOTAL
                          SHARES                  SHARES                  PAID-IN      RETAINED     TREASURY    STOCKHOLDERS'
                        OUTSTANDING   AMOUNT    OUTSTANDING    AMOUNT     CAPITAL      EARNINGS       STOCK        EQUITY
                        -----------   -------   -----------   --------   ----------   -----------   ---------   -------------
BALANCE AT MAY 31,
  1995................      7,425     $ 7,425     266,354     $266,354    $ 171,603   $ 6,071,959   $(325,108)   $  6,192,233
Stock issued..........     20,475      20,475       5,288        5,288      778,303            --          --         804,066
Stock repurchased.....         --          --          --           --           --            --     (69,449)        (69,449)
Dividends paid........         --          --          --           --           --    (3,894,898)         --      (3,894,898)
Net income............         --          --          --           --           --     1,990,467          --       1,990,467
                           ------     -------     -------     --------     --------    ----------   ---------      ----------
BALANCE AT MAY 31,
  1996................     27,900     $27,900     271,642     $271,642    $ 949,906   $ 4,167,528   $(394,557)   $  5,022,419
                           ======     =======     =======     ========     ========    ==========   =========      ==========

                            See accompanying notes.

                       ADVANCED MARINE ENTERPRISES, INC.

                            STATEMENT OF CASH FLOWS

                            YEAR ENDED MAY 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................................................  $1,990,467
Adjustments to reconcile net income to net cash provided by operating activities:
  Loss on sale of property, equipment and improvements...........................       4,392
  Depreciation and amortization..................................................     778,960
  Changes in assets and liabilities:
     Accounts receivable.........................................................   3,185,397
     Employee advances and other receivables.....................................     118,271
     Other assets................................................................     (52,461)
     Accounts payable............................................................     883,573
     Accrued expenses............................................................      33,561
     Accrued compensation and benefits...........................................    (319,676)
     Billings in excess of cost and estimated earnings...........................    (247,376)
                                                                                   ----------
Net cash provided by operating activities........................................   6,375,108
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, equipment and improvements.......................      30,200
Purchase of property, equipment and improvements.................................  (1,329,198)
                                                                                   ----------
Net cash used in investing activities............................................  (1,298,998)
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock.............................................................     804,066
Purchase of treasury stock.......................................................     (69,449)
Net payments under line of credit agreement......................................  (1,371,771)
Dividends paid...................................................................  (3,894,898)
                                                                                   ----------
Net cash used in financing activities............................................  (4,532,052)
                                                                                   ----------
Net increase in cash and cash equivalents........................................     544,058
Bank overdrafts at beginning of year.............................................    (131,774)
                                                                                   ----------
Cash and cash equivalents at end of year.........................................  $  412,284
                                                                                    =========

                            See accompanying notes.

                       ADVANCED MARINE ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Advanced Marine Enterprises, Inc. (AME) provides naval architectural and marine engineering services, including the development and support of analytic software systems, modeling and simulation services and simulator systems, to the Department of Navy and other customers.

  Revenue Recognition

     The major portion of the Company's revenues result from services performed under U.S. Government contracts, either directly or through subcontracts. Revenue on cost-plus-fee contracts (including award fee) is recognized based on reimbursable costs incurred plus estimated fees earned thereon. Revenue on fixed-price contracts is recognized using the percentage of completion method based on costs incurred in relation to total estimated costs. Revenue on time-and-materials contracts is recognized to the extent of fixed billable rates for hours plus reimbursable costs. Provisions for losses on contracts are recognized in the period in which the loss is first determinable. Contracts in process are stated at cost incurred plus estimated earnings, less amounts billed to customers. Consistent with industry standards, amounts relating to long-term contracts are classified as current assets although a portion of these amounts are not expected to be realized within one year.

  Use of Estimates

     The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Temporary Cash Investments

     The Company considers as cash and cash equivalents those securities that are available upon demand or have maturities of three months or less at the time of purchase. The Company adopted Financial Accounting Standard Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, in the current year. Such adoption had no material affect on the accompanying financial statements. The Company records investments at their fair value which approximates market value.

  Property, Equipment and Improvements

     Property, equipment and improvements are stated at cost. Depreciation of property and equipment is being provided over the estimated useful lives of the assets, ranging from three to seven years, principally by use of the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimate useful lives or the life of the respective lease, ranging from one to five years.

NOTE 2 -- ACCOUNTS RECEIVABLE

     The following summary shows the elements of accounts receivable from long-term contracts and programs at May 31, 1996:

    Billed receivables.......................................................  $2,416,601
    Recoverable costs and accrued profit on progress completed -- not
      billed.................................................................   4,611,721
                                                                               ----------
                                                                               $7,028,322
                                                                                =========

     Accounts receivable includes $6,233,554 due from the U.S. Government at May 31, 1996. Unbilled accounts receivable include retainages of $886,593 at May 31, 1996.

                       ADVANCED MARINE ENTERPRISES, INC.

NOTE 3 -- BANK OVERDRAFT

     The Company maintains a line of credit with a bank which provides that checks presented for payment in excess of the Company's cash balance be covered by draws from the line of credit. Interest payments were $4,197 for the year ended May 31, 1996. In connection with the transaction described in Note 9, the line of credit agreement was terminated on May 31, 1996.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

  Government contracts

     Certain of the Company's contracts are with agencies of the U.S. Government, with over 90% of its revenues for the year ended May 31, 1996 from the U.S. Navy. The Company's income from these contracts is subject to audit, with audits having been completed through the year ended May 31, 1992. In the opinion of management, adjustments, if any, would not have a material effect on the financial position of the Company at May 31, 1996.

     The Defense Contract Audit Agency (DCAA) performed an incurred cost audit of the Company's books and records for the three years ended May 31, 1995 and have issued their preliminary findings which included a significant proposed adjustment. Pursuant to the Stock Purchase Agreement described in Note 9, the Company is entitled to indemnification by the stockholders identified therein in an amount equal to any adjustments that arise in connection with this audit. In the opinion of management, final adjustments as a result of this audit, if any, would not have a material effect on the financial position of the Company at May 31, 1996.

  Profit-sharing plan

     The Company has a profit-sharing plan which provides for the distribution of cash awards to eligible employees. Contributions under the plan are at the discretion of the Board of Directors in an amount not to exceed the maximum amount allowable under applicable provisions of the Internal Revenue Code. The contribution for the year ended May 31, 1996 was $500,000.

  Operating leases

     The Company leases its office space over periods ranging from one to five years. Certain of these leases provide for annual increases based on increases in real estate taxes, operating costs and the Consumer Price Index. Rent expense was $1,934,902 for the period ended May 31, 1996. Minimum rental payments required under operating leases, and the future minimum sublease rentals, for the years ending May 31, are as follows:

    1997.....................................................................  $1,651,236
    1998.....................................................................   1,160,628
    1999.....................................................................     890,045
    2000.....................................................................     870,576
    2001.....................................................................     798,028
                                                                               ----------
                                                                               $5,370,513
                                                                                =========

                       ADVANCED MARINE ENTERPRISES, INC.

NOTE 5 -- STOCK OPTION PLANS

     Under the terms of its employee stock option plan, adopted January 27, 1987, options to purchase shares of the Company's Series A common stock are granted at a price equal to the market price of the stock at the date of grant as determined by the Company's stock purchase agreement. Following is a summary of transactions for the year ending May 31, 1996:

                                                                              SHARES UNDER
                                                                                 OPTION
                                                                              ------------
    Outstanding, beginning of year..........................................      18,975
    Granted during the year.................................................       6,788
    Exercised during the year (at prices ranging from $8.83 to $19.04)......     (25,763)
    Outstanding, end of year................................................          --
                                                                              ------------
    Eligible for exercise, end of year......................................          --
                                                                              ============

NOTE 6 -- INCOME TAXES

     No provision has been made for federal or state income tax for the year ended May 31, 1996. Under Subchapter S of the Internal Revenue Code, the Company has elected not to be taxed as a corporation and the shareholders have consented to include their pro-rata share of the income or loss in their individual tax returns.

NOTE 7 -- TREASURY STOCK

     As of May 31, 1996, officers of the Company have sold a total of 9,288 shares of common stock to the Company at a cost of $125,287.

NOTE 8 -- LITIGATION

     The Company, and certain employees of the Company, are defendants in an action titled PRC, Inc. v. Advanced Marine Enterprises, Inc., et al., wherein PRC, Inc. alleged that the Company and certain of its employees conspired to unlawfully take the business of the PRC Engineering Department. The judge in this matter issued preliminary findings and preliminary damages in the form of a bench ruling in favor of PRC, Inc. The Company has been ordered to pay PRC Inc.'s attorney fees, and a hearing to quantify the amount of such award is expected in late July 1996. Pursuant to the Stock Purchase Agreement described in Note 9, the Company is entitled to indemnification by the stockholders identified therein in an amount equal to any damages that arise in connection with this matter.

     Two former employees, in unrelated matters, have made claims for damages arising out of termination of their employment. The outcome of the pending claims cannot be determined at this time. Pursuant to the Stock Purchase Agreement described in Note 9, the Company is entitled to indemnification by the stockholders identified therein in an amount equal to any damages that arise in connection with these matters.

NOTE 9 -- SUBSEQUENT EVENT

     On May 31, 1996, Nichols Research Corporation (NRC) entered into a Stock Purchase Agreement (the Agreement) and purchased all of the issued and outstanding capital stock of AME from the shareholders of AME pursuant to that Agreement. The AME shares were purchased for $16,500,000 in cash and common stock of NRC. The purchase price is based on a base book value of the Company of $4,000,000. If the Company's actual book value as of May 31, 1996, is greater or less than base book value, the purchase price will be increased or decreased by the same dollar amount as the difference and will be a post-closing adjustment to the consideration paid at closing. Actual book value will be the amount of the Company's net assets less liabilities per the balance sheet of the Company as of May 31, 1996.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
TXEN, Inc.

     We have audited the accompanying balance sheet of TXEN Inc. as of June 30, 1995, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TXEN, Inc. at June 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
September 22, 1995,
  except for Note 3, as to which
  the date is November 1, 1995

                                   TXEN, INC.

                                 BALANCE SHEETS

                                                                                       MAY 31,
                                                                                        1996
                                                                       JUNE 30,      -----------
                                                                         1995
                                                                      ----------     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.........................................  $1,173,537     $   841,393
  Accounts receivable, net of allowance for doubtful accounts of
     $100,000.......................................................   1,075,629       1,127,396
  Prepaid expenses..................................................      49,348         104,282
  Income taxes receivable...........................................      50,150          60,983
  Deferred income taxes.............................................     143,797         156,080
  Inventory.........................................................      19,717          47,117
  Other.............................................................       5,481           4,206
                                                                      ----------     -----------
          Total current assets......................................   2,517,659       2,341,457
Property and equipment, net.........................................   1,629,587       2,208,785
                                                                      ----------     -----------
          Total assets..............................................  $4,147,246     $ 4,550,242
                                                                       =========       =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Interest payable..................................................  $  170,556     $   193,640
  Note payable to stockholder.......................................      50,000           8,333
  Customer deposits.................................................     124,512         139,822
  Accounts payable and accrued expenses.............................     327,162          65,386
  Accrued salaries, bonuses and vacation............................     103,813          56,262
  Current portion of note payable...................................   1,080,593       1,533,806
  Deferred revenue..................................................     633,947         966,238
  Other.............................................................       1,271           1,271
                                                                      ----------     -----------
Total current liabilities...........................................   2,491,854       2,964,758
Accrued officers salaries...........................................     317,000         277,500
Deferred income taxes...............................................      31,438          31,437
Stockholders' equity:
  Preferred stock, $.002 par value; 1 share authorized, 1 share issued and outstanding (liquidation preference of
     $1,500,000)....................................................   1,500,000       1,500,000
  Class A common stock, $.002 par value; 5,000,000 shares
     authorized, issued and outstanding.............................      10,000          10,000
  Class B common stock, $.002 par value; 1,250,000 shares
     authorized, -0- shares issued and outstanding..................          --              --
Additional paid-in capital..........................................     409,500         409,500
Retained earnings (deficit).........................................    (378,783)       (450,996)
Notes and accrued interest receivable from stockholders.............    (233,763)       (191,957)
                                                                      ----------     -----------
Total stockholders' equity..........................................   1,306,954       1,276,547
                                                                      ----------     -----------
Total liabilities and stockholders' equity..........................  $4,147,246     $ 4,550,242
                                                                       =========       =========

                            See accompanying notes.

                                   TXEN, INC.

                              STATEMENTS OF INCOME

                                                                              ELEVEN MONTHS
                                                                                  ENDED
                                                         YEAR ENDED              MAY 31,
                                                          JUNE 30,      -------------------------
                                                            1995           1995           1996
                                                         ----------     ----------     ----------
                                                                               (UNAUDITED)
Net revenues...........................................  $4,705,500     $3,998,183     $6,284,469
Cost of sales..........................................     688,603        604,306        573,581
Selling and administrative expenses....................   3,386,687      2,801,117      5,898,595
                                                         ----------     ----------     ----------
Operating profit (loss)................................     630,210        592,760       (187,707)
Other income (expense):
  Interest expense.....................................    (145,570)      (132,448)      (136,838)
  Interest income......................................      73,361         63,569         91,811
  Gain on sale of asset................................      11,339         11,339             --
  Other................................................         515            472            126
                                                         ----------     ----------     ----------
Income (loss) before income taxes......................     569,855        535,692       (232,608)
Income tax benefit.....................................     112,359        105,622        160,395
                                                         ----------     ----------     ----------
Net income (loss)......................................  $  682,214     $  641,314     $  (72,213)
                                                          =========      =========      =========

                            See accompanying notes.

                                   TXEN, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEAR ENDED JUNE 30, 1995 AND ELEVEN MONTHS
                         ENDED MAY 31, 1996 (UNAUDITED)

                                                                                            NOTE
                                                              ADDITIONAL    RETAINED     RECEIVABLE        TOTAL
                                       PREFERRED    COMMON     PAID-IN      EARNINGS        FROM       STOCKHOLDERS'
                                         STOCK       STOCK     CAPITAL      (DEFICIT)    STOCKHOLDER      EQUITY
                                       ----------   -------   ----------   -----------   -----------   -------------
BALANCE, JUNE 30, 1994...............  $       --   $10,000    $409,500    $(1,060,997)   $(199,703)    $  (841,200)
Accrued interest on note
  receivable.........................          --        --          --             --      (34,060)        (34,060)
Issuance of preferred stock..........   1,500,000        --          --             --           --       1,500,000
Net income...........................          --        --          --        682,214           --         682,214
                                       ----------   -------    --------      ---------    ---------      ----------
BALANCE, JUNE 30, 1995...............   1,500,000    10,000     409,500       (378,783)    (233,763)      1,306,954
Accrued interest on note receivable
  (unaudited)........................          --        --          --             --      (17,143)        (17,143)
Payment on note (unaudited)..........          --        --          --             --       58,949          58,949
Net loss (unaudited).................          --        --          --        (72,213)          --         (72,213)
                                       ----------   -------    --------      ---------    ---------      ----------
BALANCE, MAY 31, 1996 (UNAUDITED)....  $1,500,000   $10,000    $409,500    $  (450,996)   $(191,957)    $ 1,276,547
                                       ==========   =======    ========      =========    =========      ==========

                            See accompanying notes.

                                   TXEN, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              ELEVEN MONTHS
                                                                                  ENDED
                                                         YEAR ENDED              MAY 31,
                                                          JUNE 30,      -------------------------
                                                            1995           1995           1996
                                                         ----------     ----------     ----------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)......................................  $  682,214     $  641,314     $  (72,213)
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization.....................     345,823        263,665        523,374
     Deferred income taxes.............................    (112,359)      (105,622)       (12,284)
     Provision for doubtful accounts...................      42,171             --             --
     Gain on sale of equipment.........................     (11,339)       (11,339)            --
     Changes in operating assets and liabilities:
       Accounts receivable.............................    (727,974)      (624,014)       (51,767)
       Prepaid expenses................................      (7,934)       (37,252)       (54,934)
       Income tax receivable...........................     (50,150)            --        (10,833)
       Inventory.......................................     (17,538)       (20,422)       (27,400)
       Other assets....................................       6,543          7,543          1,275
       Interest payable................................      34,125         30,060         23,084
       Customer deposits...............................      41,665          9,856         15,310
       Accounts payable and accrued expenses...........     252,334        118,666       (261,776)
       Accrued salaries, bonuses and vacation..........      (4,230)         3,043        (87,051)
       Deferred revenue................................     332,300        332,072        332,291
                                                         ----------     ----------     ----------
Net cash provided by operating activities..............     805,651        607,570        317,076
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment...........      23,824         23,824             --
Purchases of property and equipment....................    (974,313)      (862,731)    (1,102,572)
                                                         ----------     ----------     ----------
Net cash used in investing activities..................    (950,489)      (838,907)    (1,102,572)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal borrowings (payments) on note payable to
  bank.................................................     (38,000)            --        453,213
Principal payments on note payable.....................    (208,439)      (209,977)       (41,667)
Proceeds from sale of preferred stock..................   1,500,000      1,500,000             --
(Increase) decrease in notes receivable from
  stockholders.........................................     (34,060)       (33,631)        41,806
                                                         ----------     ----------     ----------
Net cash provided by financing activities..............   1,219,501      1,256,392        453,352
                                                         ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents...   1,074,663      1,025,055       (332,144)
Cash and cash equivalents at beginning of period.......      98,874         98,874      1,173,537
                                                         ----------     ----------     ----------
Cash and cash equivalents at end of period.............  $1,173,537     $1,123,929     $  841,393
                                                          =========      =========      =========

                            See accompanying notes.

                                   TXEN, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         JUNE 30, 1995 AND MAY 31, 1996
             (ALL INFORMATION AS OF MAY 31, 1996 AND FOR THE ELEVEN
                MONTHS ENDED MAY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- ACCOUNTING POLICIES

  Organization

     TXEN, Inc. (the Company) facilitates the administration of health benefits by providing healthcare organizations hardware and software solutions through either outsourcing or turnkey agreements. The Company also provides data processing services through management service organization (MSO) agreements.

  Basis of Presentation

     The interim financial statements as of May 31, 1996 and for the eleven months ended May 31, 1995 and 1996 have not been examined by independent auditors, but in the opinion of the Company, all adjustments consisting of the normal recurring accruals necessary for a fair presentation of the results of the period, have been made.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Revenue Recognition

     Outsourcing/MSO: Outsourcing and MSO fees are recognized in the period they are earned.

     System sales: Software license fees and equipment revenue are recognized upon delivery of the software product to the customer, unless the Company has significant related obligations remaining. Revenue requiring any significant vendor obligations is deferred and recognized once the remaining obligations become insignificant. The Company considers the delivery criteria as having been achieved if demonstration software has been delivered which has substantially all of the functionality of the subsequently delivered production version.

     Professional services: Revenue from professional services is recognized either (i) as the services are performed based on the Company's standard rates for the applicable services; or, (ii) as contract milestones are achieved, if specified and required under the contract with the customer. Revenue from postcontract customer support is recognized in the period the customer support services are provided.

  Software Development Costs

     Under Financial Accounting Standards Statement No. 86, Accounting for Software Costs, once technological feasibility is established related to software development costs for new products or for enhancements to existing products which extend the product's useful life, the costs are capitalized up until the time that the product or enhancement is available for release to customers, after which the capitalized costs are to be amortized over the product's estimated life giving consideration to estimates of recoverability and net realizable value. There were no capitalized software development costs as of June 30, 1995 and May 31, 1996.

  Inventory

     Inventory is carried at the lower of cost or market using the specific identification method.

                                   TXEN, INC.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method for items purchased prior to July 1, 1994, and double declining balance for items purchased on or after July 1, 1994. Property and equipment are depreciated over the estimated useful lives of the assets (generally three to seven years).

  Income Taxes

     All income tax amounts and balances have been computed in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of June 30, 1995:

        Computer equipment...............................................  $1,748,790
        Software.........................................................     238,437
        Other............................................................       2,366
        Furniture and fixtures...........................................     335,097
                                                                           ----------
                                                                            2,324,690
        Less accumulated depreciation....................................    (695,103)
                                                                           ----------
                                                                           $1,629,587
                                                                            =========

NOTE 3 -- NOTES PAYABLE TO BANK

     The Company has a $1,000,000 revolving credit line with a bank payable on demand. There were no borrowings under the credit line at June 30, 1995 and $553,780 (unaudited) at May 31, 1996. Borrowings under this credit line are collateralized by all assets of the Company and the general guaranty of the primary shareholders.

     On March 17, 1994, the Company borrowed $1,342,719 from the bank under a long-term note. The note, which has a balance of $1,080,593 at June 30, 1995, and matures on March 17, 1996, bears interest at prime plus 1/2% and is cross-collateralized with assets pledged under the credit line.

     The Company paid $111,445 in interest during the year ended June 30, 1995.

     At June 30, 1995, the Company was in violation of certain covenants in the debt agreement with the bank. On November 1, 1995, the bank waived these covenants through the maturity date of the note.

                                   TXEN, INC.

NOTE 4 -- LEASES

     The Company operates in leased premises and also leases certain equipment. The future minimum lease payments under operating leases, in the aggregate, for the years ending June 30 are as follows:

        1996............................................................    $ 364,461
        1997............................................................      273,867
        1998............................................................      243,762
        1999............................................................       63,382
                                                                            ---------
                                                                            $ 945,472
                                                                             ========

     Rent expense for the year ended June 30, 1995 was $135,444. The Company is also subleasing space to another tenant over the next three years. The total of minimum sublease rentals to be received in the future under this sublease is $39,993.

NOTE 5 -- STOCKHOLDERS' EQUITY

     On December 16, 1994, the Company entered into a Stock Purchase Option Agreement (the Agreement) with Nichols Research Corporation (NRC). Under the terms of the Agreement, the Company sold one share of convertible Preferred Stock to NRC for $1,500,000, and provided NRC with the option to purchase the remaining 80.1% interest in the Company at a later date, beginning July 1998. Simultaneously with the sale of the Preferred Stock, the Company effected a five-for-one-stock split of the Class A Common Stock. The Company also authorized 1,250,000 shares of Class B Common Stock which is reserved for issuance upon the conversion of the Preferred Stock.

     The convertible Preferred Stock may be converted into the number of shares of Class B Common Stock which, upon the issuance of the Class B Common Stock, shall constitute 19.99% of all of the outstanding capital stock of the Company outstanding at the time of conversion. The holder of the Preferred Stock shall have the right at any time to convert it to Class B Common Stock. The Company shall have the right at any time prior to September 30, 1996, to convert the Preferred Stock to Class B Common Stock if on June 30, 1995 or June 30, 1996, the value of the Company exceeds $6,500,000 as defined by the Articles of Incorporation. If the Preferred Stock has not been converted into Class B Common Stock prior to September 30, 1996, then the holder of the Preferred Stock may require the Company to redeem all of its Preferred Stock at a price equal to $1,500,000 in a lump sum distribution of 20 equal quarterly installments over five years.

     The holder of the convertible Preferred Stock is entitled to receive dividends at a rate equal to the rate declared on the Class A Common Stock and computed based on the number of shares of Class B Common Stock the Preferred Stock would have been converted into on the date of determination of holders of Class A Common Stock. The holder of the share of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class B Common Stock into which such share of Preferred Stock could be converted on the record date.

     During July 1996, the Company revised the terms of the stock purchase option mentioned above allowing NRC to exercise the purchase option as soon as July 1997. Under this revised purchase option agreement, the purchase formula will be based on a 22.5% discount of NRC's price/earnings multiple. NRC's price/earnings multiple will be the average price/earnings multiple from March 1, 1997 to June 30, 1997, with a minimum multiple of 14.7 and a maximum multiple of 27.1. The purchase price will be based upon the Company's audited net income for the fiscal year ended June 30, 1997, multiplied by the price/earnings multiple as described above.

NOTE 6 -- INCOME TAXES

     At June 30, 1995, the Company had net operating loss carryforwards of $34,192 expiring in 2006 through 2009. During the year ended June 30, 1995, the valuation allowance decreased from $325,302 to $ -0-.

                                   TXEN, INC.

     Significant components of the Company's current deferred tax liabilities and assets at June 30, 1995 are as follows:

        Deferred tax liabilities:
          Tax over book depreciation....................................    $ 146,255
        Deferred tax assets:
          Allowance for doubtful accounts...............................       36,220
          Accrued salaries and interest.................................      189,632
          Accrued vacation..............................................       20,378
          Net operating loss carryforwards..............................       12,384
                                                                            ---------
        Total deferred tax assets.......................................      258,614
        Valuation allowance.............................................           --
                                                                            ---------
        Net deferred tax assets.........................................    $ 112,359
                                                                             ========

     Significant components of the provision for income taxes attributable to continuing operations are as follows:

        Current:
          Federal.......................................................    $ 167,001
          State.........................................................       17,062
          Benefit of operating loss carryforward........................    (184,063)
                                                                            ---------
        Total current...................................................           --
        Deferred:
          Federal.......................................................       97,954
          State.........................................................       14,405
                                                                            ---------
        Total deferred..................................................      112,359
                                                                            ---------
                                                                            $ 112,359
                                                                             ========

NOTE 7 -- RELATED PARTY TRANSACTIONS

     The Company has a note payable to a shareholder of the Company for $50,000 at June 30, 1995, bearing interest at 8%. Payment of the principal balance and accrued interest will be made upon demand except where the Company is restricted from doing so by any agreements with third-parties in force at that time.

     The Company has notes and accrued interest receivable from shareholders of the Company of $233,763 at June 30, 1995 and $191,957 (unaudited) at May 31, 1996, which bear interest at 8%. Accrued interest on the notes receivable at June 30, 1995 was $38,013.

NOTE 8 -- SAVINGS AND RETIREMENT PLAN

     The Company has a savings and retirement plan (Plan) for all eligible employees pursuant to Section 401(k) of the Internal Revenue Code. The Company will match employee contributions to the Plan at a level determined annually by the Company's Board of Directors. The Company's contribution for the year ended June 30, 1995 was $4,406.

NOTE 9 -- STOCKHOLDERS' AGREEMENT

     Certain members of management are also stockholders of the Company. Under a stock purchase agreement, the Company is committed to purchase management's Common Stock of the Company in the event of death, retirement or termination of employment. The price to be paid for the Common Stock shall be set by the Board of Directors.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     The following unaudited pro forma consolidated financial information has been prepared based on the historical financial statements of Nichols Research Corporation (the Company), Advanced Marine Enterprises, Inc. (AME) and TXEN, Inc. (TXEN). Such pro forma information gives effect to the acquisition of AME and the probable acquisition of TXEN. The pro forma condensed consolidated statements of income were prepared assuming that the acquisition of AME took place as of the beginning of the year ended August 31, 1995. The pro forma condensed consolidated balance sheet data of the Company and TXEN was prepared assuming that the Company's proposed acquisition of TXEN took place as of May 31, 1996, and the pro forma condensed consolidated income statement data was prepared assuming that the proposed acquisition took place as of the beginning of the year ended August 31, 1995. The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the Company's financial position and results of operations for the periods presented. The pro forma financial information does not purport to present the consolidated financial position and consolidated results of operations of the Company had the Company's acquisition of AME and proposed acquisition of TXEN actually occurred on the dates indicated; nor does it purport to be indicative of results that will be attained in the future.

     The pro forma condensed consolidated financial statement information should be read in conjunction with the Company's consolidated financial statements and notes thereto, AME's audited financial statements and notes thereto, and TXEN's financial statements and notes thereto, all included herein.

                          NICHOLS RESEARCH CORPORATION
                     AND ADVANCED MARINE ENTERPRISES, INC.

                        PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF INCOME (UNAUDITED)

                           YEAR ENDED AUGUST 31, 1995

                                                          AME HISTORICAL                     NRC AND AME PRO
                                      NRC HISTORICAL        YEAR ENDED                         FORMA YEAR
                                        YEAR ENDED          AUGUST 31,        PRO FORMA       ENDED AUGUST
                                      AUGUST 31, 1995          1995          ADJUSTMENTS        31, 1995
                                      ---------------     --------------     -----------     ---------------
                                                         (IN THOUSANDS EXCEPT SHARE DATA)
Revenues............................     $ 170,331           $ 30,485          $    --          $ 200,816
Costs and expenses:
  Direct and allocable costs........       147,584             20,471               --            168,055
  General and administrative
     expenses.......................        12,917              8,212              833(1)          21,962
                                      ---------------     --------------     -----------     ---------------
          Total costs and
            expenses................       160,501             28,683              833            190,017
                                      ---------------     --------------     -----------     ---------------
Operating profit....................         9,830              1,802             (833)            10,799
Other income (expense):
  Interest expense..................          (114)               (17)            (250)(2)           (381)
  Other income, principally
     interest.......................         1,602                 60               --              1,662
                                      ---------------     --------------     -----------     ---------------
Income before income taxes..........        11,318              1,845           (1,083)            12,080
Income taxes........................         4,116                 --              277(3)           4,393
                                      ---------------     --------------     -----------     ---------------
Net income..........................     $   7,202           $  1,845          $(1,360)         $   7,687
                                       ===========        ===========        =========        ===========
Net income per common share.........     $    1.15                                              $    1.21
                                       ===========                                            ===========
Weighted average number of common
  and common equivalent shares
  outstanding.......................     6,279,109                              72,044(4)       6,351,153
                                       ===========                           =========        ===========

 See notes to unaudited pro forma condensed consolidated statements of income.

                          NICHOLS RESEARCH CORPORATION
                     AND ADVANCED MARINE ENTERPRISES, INC.

                        PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENT OF INCOME (UNAUDITED)

                         NINE MONTHS ENDED MAY 31, 1996

                                                                                             NRC AND AME
                                                                                              PRO FORMA
                                         NRC HISTORICAL   AME HISTORICAL                     NINE MONTHS
                                          NINE MONTHS      NINE MONTHS                          ENDED
                                             ENDED            ENDED         PRO FORMA          MAY 31,
                                          MAY 31, 1996     MAY 31, 1996    ADJUSTMENTS          1996
                                         --------------   --------------   -----------       -----------
                                                        (IN THOUSANDS EXCEPT SHARE DATA)
Revenues...............................     $153,202         $ 27,871        $    --         $  181,073
Costs and expenses:
  Direct and allocable contract
     costs.............................      129,735           17,853             --            147,588
  General and administrative
     expenses..........................       13,879            8,611            625(1)          23,115
                                         --------------   --------------   -----------       -----------
          Total costs and expenses.....      143,614           26,464            625            170,703
                                         --------------   --------------   -----------       -----------
Operating profit.......................        9,588            1,407           (625)            10,370
Other income (expense):
  Interest expense.....................         (226)              (5)          (188)(2)           (419)
  Other income, principally interest...          749               98             --                847
                                         --------------   --------------   -----------       -----------
Income before income taxes.............       10,111            1,500           (813)            10,798
Income taxes...........................        3,670               --            249(3)           3,919
                                         --------------   --------------   -----------       -----------
Net income.............................     $  6,441         $  1,500        $(1,062)        $    6,879
                                         ===========      ===========      =========         ===========
Net income per common share............     $    .96                                         $     1.01
                                         ===========                                         ===========
Weighted average number of common and
  common equivalent shares
  outstanding..........................    6,741,527                          72,044(4)       6,813,571
                                         ===========                       =========         ===========

 See notes to unaudited pro forma condensed consolidated statements of income.

                     NOTES TO NICHOLS RESEARCH CORPORATION
                      AND ADVANCED MARINE ENTERPRISE, INC.

                        PRO FORMA CONDENSED CONSOLIDATED
                        STATEMENTS OF INCOME (UNAUDITED)

PRO FORMA INCOME STATEMENT ADJUSTMENTS

(1) To record the amortization of goodwill for the year ended August 31, 1995 and the nine months ended May 31, 1996, based on estimated goodwill of $12,500,000 amortized over fifteen years.

(2) To record the net interest cost of the acquisition based upon the Company's average borrowing rate and average amounts earned on invested cash and cash equivalents for the year ended August 31, 1995 and the nine months ended May 31, 1996.

(3) Under Subchapter S of the Internal Revenue Code, AME elected not to be taxed as a corporation and the shareholders have consented to include their pro-rata share of the income or loss in their individual tax returns. Therefore, no provision has been made for federal or state income taxes for the year ended August 31, 1995 or the nine months ended May 31, 1996. The pro forma adjustment represents an assumed tax provision based upon AME's income for the year ended August 31, 1995, and nine months ended May 31, 1996, less the amortization of goodwill and net interest expense calculated using the Company's effective rate of 36.37% and 36.30% for the year ended August 31, 1995 and the nine months ended May 31, 1996, respectively.

(4) Net income per common share assumes the shares issued in conjunction with the acquisition were issued on September 1, 1994 and were outstanding for the entire year.

                  NICHOLS RESEARCH CORPORATION AND TXEN, INC.

     In December 1994, Nichols Research Corporation (the Company) acquired a 19.9% interest in TXEN, Inc. (TXEN), an information system and services company in the managed care industry. The Company paid approximately $1,500,000 and owns an option to acquire all outstanding shares of TXEN in the future. Chris H. Horgen, Chief Executive Officer of the Company, owns a 4.5% interest in TXEN, which he acquired on February 15, 1993, and would be beneficially impacted if the Company exercised its option. The investment is accounted for by the Company using the equity method due to the purchase option agreement and is included in noncurrent other assets on the consolidated balance sheet at August 31, 1995.

     The Company and TXEN have agreed to revised provisions for the purchase of the remaining shares of TXEN and have moved the purchase option date from July 1998 to July 1997. Under the revised terms of the purchase option agreement, the purchase formula will be based on a 22.5% discount of the Company's price/ earnings multiple. The Company's price/earnings multiple will be the average price/earnings multiple from March 1, 1997 to June 30, 1997, with a minimum multiple of 14.7 and a maximum multiple of 27.1. If the option is exercised, the purchase price will be based upon TXEN's audited net income for the fiscal year ended June 30, 1997 multiplied by the Company's price/earnings multiple as described above. The purchase price would be paid primarily with the Company's Common Stock.

     Management believes that the probable acquisition of TXEN will be anti-dilutive to the net income per common share of the Company because (i) the purchase price is based upon a percentage (77.5%) of the Company's price/earnings multiple and (ii) in the event the acquisition became subject to the provisions related to the minimum multiple described above, the Company would choose not to exercise the option to acquire the remaining outstanding common stock of TXEN. Thus, while the pro forma information presented below appears to be dilutive, the acquisition is not anticipated to occur under such circumstances.

     The following unaudited pro forma financial information is based upon an anticipated acquisition price of the following:

    NRC price/earnings multiple at May 31, 1996.............................        26.00
    Price/earnings multiple discounted by 22.5%.............................        20.15
    TXEN forecasted earnings for the year ending June 30, 1997..............  $ 1,200,000
    Total value based on NRC discounted price/earning multiple..............  $24,180,000
    Valuation of outstanding shares not owned by NRC (80.1%)................  $19,368,200
    Consideration:
      NRC Common Stock (90%)................................................  $17,431,400
      Cash (10%)............................................................    1,936,800
      Consideration previously paid.........................................    1,500,000
                                                                              -----------
              Total purchase price..........................................  $20,868,200
                                                                               ==========

     Selected pro forma income statement information:

                                                                        NRC AND AME
                             NRC AND AME          NRC, AME AND           PRO FORMA          NRC, AME AND
                              PRO FORMA          TXEN PRO FORMA         CONSOLIDATED       TXEN PRO FORMA
                             CONSOLIDATED         CONSOLIDATED        INCOME STATEMENT      CONSOLIDATED
                           INCOME STATEMENT     INCOME STATEMENT        NINE MONTHS       INCOME STATEMENT
                              YEAR ENDED           YEAR ENDED              ENDED         NINE MONTHS ENDED
                           AUGUST 31, 1995    AUGUST 31, 1995(a)(b)     MAY 31, 1996     MAY 31, 1996(a)(b)
                           ----------------   ---------------------   ----------------   ------------------
    Revenues.............      $200,816             $ 205,574             $181,073            $186,416
    Operating profit.....        10,799                 9,896               10,370               9,275
    Net income...........         7,687                 6,745                6,879               5,824
    Net income per common
      share..............      $   1.21             $     .98             $   1.01            $    .79

     Selected pro forma balance sheet information:

                                                                                NRC AND TXEN
                                                                                 PRO FORMA
                                                                     NRC        CONSOLIDATED
                                                                CONSOLIDATED      BALANCE
                                                                BALANCE SHEET      SHEET
                                                                 (INCLUDING        AS OF
                                                                 AME) AS OF       MAY 31,
                                                                MAY 31, 1996      1996(c)
                                                                -------------   ------------
    Working capital...........................................    $  40,815       $ 38,895
    Total assets..............................................      127,686        150,327
    Long-term debt (excluding current maturities).............        4,493          5,415
    Stockholders' equity......................................       78,888         96,319

- ---------------
(a) Pro forma income statement data assumes the acquisition of TXEN took place as of the beginning of the year ended August 31, 1995, and reflects amortization of goodwill based on the purchase price described above of $1,306,000 and $980,000 for the year ended August 31, 1995 and nine months ended May 31, 1996, respectively.

(b) Earnings per share assumes the shares issued in conjunction with the proposed acquisition were issued on September 1, 1994 and were outstanding for the entire fiscal year.

(c) Pro forma balance sheet data assumes estimated cash consideration of $1,936,800 to complete the acquisition after giving effect to the Company's estimated 540,508 shares included in the total purchase price. For purposes of this pro forma financial information it is assumed that the cash necessary to complete the acquisition will be borrowed under the Company's existing credit agreement. Estimated goodwill of $19,591,200 is based on total consideration paid of approximately $20,868,200 and net assets of TXEN estimated at $1,277,000.

- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS, ANY OF THE UNDERWRITERS, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................     9
Price Range of Common Stock...........    10
Dividend Policy.......................    10
Capitalization........................    11
Selected Consolidated Historical and
  Pro Forma Financial Data............    12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    14
Business..............................    20
Management............................    33
Principal and Selling Stockholders....    36
Description of Common Stock...........    37
Underwriting..........................    38
Legal Matters.........................    39
Experts...............................    39
Available Information.................    39
Incorporation of Certain Documents by
  Reference...........................    40
Index to Financial Statements.........   F-1

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                                1,000,000 SHARES

                      (LOGO) NICHOLS RESEARCH CORPORATION

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                            OPPENHEIMER & CO., INC.

                              FERRIS, BAKER WATTS
                                  INCORPORATED
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are:

    SEC Filing Fee............................................................  $ 11,500
                                                                                --------
    NASD Filing Fee...........................................................     3,835
                                                                                --------
    Accounting Fees...........................................................         *
    Blue Sky Fees and Expenses................................................         *
    Legal Fees and Expenses...................................................         *
    Transfer Agent's Fees and Expenses........................................         *
    Printing and Engraving Expenses...........................................         *
    Miscellaneous.............................................................         *
                                                                                --------
              Total...........................................................  $300,000
                                                                                ========

- ---------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving or was serving at the Company's request as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any threatened, pending or completed action (whether civil, criminal, administrative or investigative), to which he is or may be a party by reason of having been such director, officer, employee or agent, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The Company also has the power under Section 145 to indemnify persons set forth above from threatened, pending or completed actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification can be made with regard to any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that the person was fairly and reasonably entitled to indemnity. Any indemnification (unless ordered by a court) must be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standards of conduct. The determination must be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, or if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders. The Company may pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case, upon receipt of an undertaking by the person to be indemnified to repay any such advances unless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized by law.

     Article Nine of the Company's By-laws provides for indemnification of the Company's directors, officers, employees or agents to the extent permitted by
Section 145 of the Delaware General Corporation Law.

Article Nine of the Company's By-laws further provides that the Company may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Company whether or not indemnification in respect of such liability would be permissible.

     The Company has in effect an officers and directors liability insurance policy with Royal Insurance Company. The policy provides indemnity to the directors and officers of the Company for loss arising from any claim by reason of a wrongful act where there is no corporate indemnification. The insurance provides for the Company to be reimbursed for any indemnification it may be required by statute or the Company's By-laws to make to any of its directors and officers in connection with a claim by reason of a wrongful act. Pursuant to exclusions, the policy covers negligent acts, errors, omissions or breach of duty by a director or officer. The principal exclusions from coverage include the following: (i) claims involving violations of Section 16(b) of the Securities Exchange Act of 1934; (ii) dishonest acts; and (iii) libel, slander, or non-monetary damages. The policy has no deductible amount per director or officer for each loss. A $500,000 deductible self-insurance retention applies to the Company. The limit of liability under the policy is $5,000,000 in the aggregate annually in excess of deductibles and participations.

ITEM 16.  EXHIBITS

 EXHIBIT
 NUMBER                                        DESCRIPTION
- ---------  -----------------------------------------------------------------------------------
 1.1*      Proposed form of Underwriting Agreement
 2.1       Stock Purchase Option Agreement dated December 16, 1994, among Registrant, TXEN,
           Inc., and the shareholders of TXEN, Inc. (incorporated by reference to the
           Company's Annual Report on Form 10-K for the year ended August 31, 1995)
 2.2       Stock Purchase Agreement dated May 31, 1996, between Registrant and the shareholders of Advanced Marine Enterprises, Inc. (incorporated by reference to the
           Company's Current Report on Form 8-K dated May 31, 1996)
 3.1       Registrant's Certificate of Incorporation, as amended by Articles of Amendment
 5.1*      Opinion and Consent of Lanier Ford Shaver & Payne, P.C.
23.1       Consent of Ernst & Young LLP, independent auditors
23.2*      Consent of Lanier Ford Shaver & Payne, P.C. (included in Exhibit 5.1)
24.1       Power of Attorney (included on page II-4)
99.1       Amendment Number One to Stock Purchase Option Agreement among Registrant, TXEN,
           Inc. and the shareholders of TXEN, Inc. dated July 16, 1996
99.2       Amendment Number One to Convertible Stock Purchase Agreement between Registrant and
           TXEN, Inc. dated July 16, 1996

- ---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

          (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on July 25, 1996.

                                          NICHOLS RESEARCH CORPORATION

                                          By:           CHRIS H. HORGEN
                                              ---------------------------------
                                                      Chris H. Horgen
                                                Chief Executive Officer and
                                                   Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris H. Horgen and Allen E. Dillard, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and registration statement filed pursuant to Rule 462(b) of the Securities Act of 1993, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURES                              TITLE                      DATE
- ------------------------------------------  ------------------------------  -------------------

             CHRIS H. HORGEN                Chief Executive Officer and           July 25, 1996
- ------------------------------------------    Chairman of the Board
             Chris H. Horgen                  (Principal Executive
                                              Officer)

             MICHAEL J. MRUZ                President, Chief Operating            July 25, 1996
- ------------------------------------------    Officer and Director
             Michael J. Mruz


             PATSY L. HATTOX                Corporate Vice President,             July 25, 1996
- ------------------------------------------    Chief Administrative
             Patsy L. Hattox                  Officer, Secretary and
                                              Director

             ROY J. NICHOLS                 Senior Vice President and Vice        July 25, 1996
- ------------------------------------------    Chairman of the Board
             Roy J. Nichols


            ROGER P. HEINISCH               Director                              July 25, 1996
- ------------------------------------------
            Roger P. Heinisch

                SIGNATURES                              TITLE                      DATE
- ----------------------------------------    ------------------------------  -------------------

               JOHN R. WYNN                  Director                              July 25, 1996
- ----------------------------------------
               John R. Wynn


             WILLIAM E. ODOM                 Director                              July 25, 1996
- ----------------------------------------
             William E. Odom


          JAMES R. THOMPSON, JR.             Director                              July 25, 1996
- ----------------------------------------
          James R. Thompson, Jr.


              PHIL E. DEPOY                  Director                              July 25, 1996
- ----------------------------------------
              Phil E. DePoy


             ROBERT W. HAGER                 Director                              July 25, 1996
- ----------------------------------------
             Robert W. Hager


             ALLEN E. DILLARD                Vice President, Chief                 July 25, 1996
- ----------------------------------------       Financial Officer and
             Allen E. Dillard                  Corporate Treasurer
                                               (Principal Financial and
                                               Accounting Officer)

                                  APPENDIX A
                                  ----------

        The following is a narrative description of graphic and image material contained in the printed version of the prospectus which has been omitted from the version filed electronically.


[LOGO]  Expansion of NRC into New Markets

Stacked bar chart showing the following percentages of revenues*:

A.  Fiscal 1991-
      Nichols Federal revenue-   93%
      Nichols InfoFed revenue-    7%
           Total Revenue       $ 90.9 million

B.  Fiscal 1995-
      Nichols Federal revenue-   65%
      Nichols InfoFed revenue-   25%
      Nichols InfoTec revenue-    8%
      NicholSELECT revenue   -    2%
           Total Revenue     - $170.3 million

C.  Nine Months Ended May 31, 1995
      Nichols Federal revenue-   72%
      Nichols InfoFed revenue-   20%
      Nichols InfoTec revenue-    7%
      NicholSELECT revenue   -    1%
           Total Revenue     - $116.8 million

D.  Nine Months Ended May 31, 1996
      Nichols Federal revenue-   55%
      Nichols InfoFed revenue-   25%
      Nichols InfoTec revenue-   13%
      NicholSELECT revenue   -    7%
           Total Revenue     - $153.2 million



*The percentages are depicted proportionally (but not specified) in the Chart.



                           Representative Customers

      Nichols Federal              Nichols InfoFed              Nichols InfoTec          NicholSELECT
      Defense                      Federal & State              Commercial               Healthcare &
                                                                                           Insurance
- -  U.S. Army Missile             - Centers for Disease        -Federal Express        -Promina
   Command                         Control                    -MTEL                   -Prison Health
- -  U.S. Air Force Space          - Dept. of Treasury          -MobileComm              Systems
   and Missile Systems           - U.S. Army Waterways        -MCI                    -University of
   Center                          Experiment Station         -KLLM                    Alabama at
- -  U.S. Navy Sea Systems         - NASA Marshall              -SmithKline              Birmingham
   Command                       - Alabama                    -DSM Copolymer          -Norwood Clinic
- -  U.S. Army Space and             Supercomputer Center       -E911 Virginia Beach    -Underwriter's Safety
   Strategic Defense             - State of Mississippi       -Mobil Oil               and Claims
- -  Ballistic Missile               Mental Health                                      -The Kroger Company
   Defense                         Department                                         -Children's Hospital
   Organization                  - National Intelligence
- -  National Intelligence           Agencies
   Agencies                      - Aeronautical Systems
                                   Center

                                  APPENDIX B
                                  ----------

        The following is a narrative description of graphic and image material contained in the printed version of the prospectus which has been omitted from the version filed electronically.


Pie chart showing the following:

Nichols Federal ................. 55%
Nichols InfoFed ................. 25%
Nichols InfoTec ................. 13%
NicholSELECT  ...................  7%